                              UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM SB-2

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               FRANKS' EXPRESS, INC.
                  (Name of small business issuer in its charter)

 Colorado                           6770              84-1170846
(State or jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of incorporation or      Classification Code Number) Identification No.)
organization)

                             12146 East Amherst Circle
                              Aurora, Colorado 80014
                                  (303) 695-9554
          (Address and telephone number of principal executive offices)

                             12146 East Amherst Circle
                              Aurora, Colorado 80014
                                  (303) 695-9554
                (Address of Principal place of business or intended
                          principal place of business)

                                  Charles Burton
                              2903 South Uinta Street
                               Denver, Colorado 80231
             (Name, address, and telephone number of agent for service)

Copies to:

                                John Holt Smith, Esq.
                            1925 Century Park East, Suite 500
                              Los Angeles, California 90067
                                     (310) 277-1250

Approximate date of proposed sale to the public as soon as practicable after the effective date of this Registration Statement and Prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                 CALCULATION OF REGISTRATION FEE

No registration fee is due on a Reconfirmation Offering under Rule 419.

                          PROSPECTUS

                     FRANKS' EXPRESS, INC.
                    (a Colorado corporation)

                      RECONFIRMATION OFFER

This Prospectus relates to the Reconfirmation Offer of 100,000 shares of common stock of Franks' Express, Inc. ("Franks'") sold in Franks' initial public offering (the "Shares" or "Common Stock"). Pursuant to Rule 419 ("Rule 419") of the Securities Act of 1933, as amended (the "Securities Act"), shareholders representing at least 80% of Franks' maximum offering proceeds ($100,00) must elect to reconfirm their investments (the "Reconfirmation Offer"). (See "INVESTORS RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419"). Pursuant to Rule 419, each purchaser of common stock in Franks' initial public offering (the "Rule 419 Investors") shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify Franks' in writing that the Rule 419Investor elects to remain an investor. If Franks' has not recorded such written notification by the 20th business day following the post-effective amendment, funds held in the escrow account shall be sent by first class mail or other equally prompt means to the Rule 419 investors within five business days. Once a Rule 419 Investor has sent his/her Letter of Reconfirmation to Franks', such Letter of Reconfirmation may not be revoked.

Pursuant to an Agreement and Plan of Reorganization between Franks' and OSO Technologies, Inc., a corporation organized and existing under the laws of State of California ("OSO" or the "Company), dated October 31, 1999 (the "Reorganization Agreement"), OSO shall be merged into Franks' with Franks' as the surviving entity (the "Merger") (the "Surviving Entity").Thus on the Effective Date (as defined in the Reorganization Agreement), all OSO shareholders shall become shareholders of Franks' as a result of the Merger.

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
COMMENCING AT PAGE ____.

THE FRANKS' SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Franks' has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the common shares subject to the Reconfirmation Offer hereto. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Franks' and the Shares, reference is made to the Registration Statement, exhibits and schedules.

Additional information, as it relates to Franks' is available upon request from Charles Burton 12146 East Amherst Circle, Aurora, Colorado 80014; and as it relates to OSO, is available upon request from Vipin Sahgal, President, OSO Technologies, Inc., 9000 9th Street, Rancho Cucamonga, California 91730.

No. Of Shares                                    Offering
sold in initial   Price Per   Gross Proceeds   Proceeds paid    Net Proceeds
public offering   Share       to the Company   out for expenses  in Escrow
100,000          $1.00       $100,000          $(1)10,000         $90,000

(1)10% of the offering proceeds of Franks' initial public offering
($10,000) were released to Franks' pursuant to Rule 419.  Only
$6,460 of this amount has been expended. The remaining $3,550 remains in a separate account.

The Date of this Prospectus is July 9 1999.

The following are Franks' expenses for its initial public offering(1):

Escrow Fee........................................    $    1,000
Securities and Exchange Commission Registration.......$       31
Legal Fees............................................$   21,672
Accounting Fees.............................. ........$    3,353
Printing and Engraving................................$    2,788
Blue Sky Qualification Fees and Expenses..............$        0
Miscellaneous.........................................$    3,268
Transfer Agent Fee................... ................$        0

TOTAL.................................................$   32,081(3)



The following are OSO's estimated expenses for the reconfirmation offering:

Securities and Exchange Commission Registration Fee.....$     0
Legal Fees...........................................  .$15,000(2)(3)
Accounting Fees........................................$ 20,000(2)(3)
Printing and Engraving...................... ...........$ 1,000(2)
Miscellaneous...........................................$ 1,500(2)
Transfer Agent Fees......................... ...........$   750(2)

TOTAL....................................................$33,250


(1) Have been/will be paid by Franks'
(2) Have been/will be paid by OSO
(3) This amount was paid/will be paid in part by funds received in OSO's private placement of May 1999.

TABLE OF CONTENTS

                                                       Page #
PROSPECTUS SUMMARY                                       6

INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION
    UNDER RULE 419                                       8

RISK FACTORS                                            10

MERGER                                                  17

USE OF PROCEEDS                                         19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS                 19

BUSINESS                                                20

MANAGEMENT                                              29

DESCRIPTION OF SECURITIES                               33

PRINCIPAL SHAREHOLDERS                                  36

CERTAIN TRANSACTIONS                                    38

INFORMATION CONCERNING FRANKS'                          38

LEGAL MATTERS                                           38

EXPERTS                                                 39

LITIGATION                                              39

PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified by the more detailed information and consolidatedfinancial statements (including notes thereto) appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors". Unless otherwise indicated, the capital structure, the number of shares outstanding and the per share data and information in this Prospectus have been adjusted to give effect to the Merger described herein.

Franks' Express Inc.

     Franks' Express Inc. ("Franks'") was incorporated in the State of Colorado on May 17, 1991 for the purpose of engaging in the retail food service business. The Company closed its restaurants and a retail ice cream and candy shop in November 1993 and has not conducted any
material business since that time.   Franks' has no operating assets
and has not engaged in any material business activities since November 1993, other than to seek out and investigate other businesses for potential merger or acquisition.

     On May 15, 1998, Franks' commenced a "blank check" offering pursuant to Rule 419 ("Rule 419") promulgated under the Securities Act, which generated $100,000 in gross proceeds from approximately 32 different investors (the "Rule 419 Investors"). Pursuant to Rule 419, all of the gross proceeds from that offering, less 10%, and the Franks' Shares purchased by the Rule 419 Investors, are being held in escrow pending (i) distribution of a prospectus to each of them describing any prospective business acquisition by Franks' and (ii) the subsequent confirmation ers of at least 80% of the shares owned by the Rule 419 Investors that they elect to remain investors. (See "INVESTORS RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419").

     The executive offices of Franks' are located at 12146 East Amherst Circle, Aurora, Colorado 80014.The telephone number is (303) 695-9554.

OSO Technologies, Inc.

     OSO Technologies, Inc., a development stage company ("OSO"), was incorporated in the State of California on November 27, 1996 under the name Water & Ice Systems, Inc. On April 1, 1997, it commenced research and development activities. On Frbruary 11, 1998, Water & Ice Systems, Inc. changed its name to OSO Technologies. Since April 1998, OSO has developed two products which are presently ready for marketing: a bottle fed drinking water dispenser and a plumbed-in point of use, each with a built in icemaker. (See "BUSINESS - OSO").

The executive offices of OSO are located at 9000 9th Street, Rancho Cucamonga, California 91730. OSO's phone number is (909) 466-1177.

Reconfirmation Offering Conducted in Compliance with Rule 419

     Franks' is a blank check company and, consequently, this Reconfirmation Offering is being conducted in compliance with the Commission's Rule 419. The Rule 419 Investors have certain rights and will receive the substantive protection provided by the rule. To that end, the securities purchased by investors and the funds received in Franks'initial public offering are deposited and held in an escrow account established pursuant to Rule 419 (the "Escrow Account"), and shall remain in the Escrow Account until an acquisition meeting specific criteria is completed (hereinafter the "Deposited Funds" and "Deposited Securities".) Before the acquisition can be completed and before the Deposited Funds and Deposited Securities can be released to Franks' and the Rule 419 Investors, respectively, Franks' is required to update the Registration Statement with a post-effective amendment, and within five business days after the effective date thereof, Franks' is required to furnish the Rule 419 Investors with the prospectus produced thereby containing the terms of a reconfirmation offer and information regarding the proposed acquisition candidate and its business, including audited financial statements. According to Rule 419, investors must have no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to decide to reconfirm their investment and remain an investor or, alternately, require the return of their investment, minus certain deductions. Each Rule 419 Investors shall have 20 business days from the date of this prospectus to reconfirm his/her investment in Franks'. Any Rule 419 Investor not making any decision within said 20 business day period will automatically have his/her investment funds returned.

The rule further provides that if Franks' does not complete an acquisition meeting the specified criteria within 18 months of the effective date of its initial public offering, all of the Deposited Funds in the Escrow Account must be returned to Rule 419 Investors. (See "Investors' Rights and Substantive Protection Under Rule 419 - - Reconfirmation Offering.")

Reconfirmation Offer

     This prospectus relates to a reconfirmation by Franks' shareholders of their investments in Franks'. Pursuant to Rule 419, the proceeds of Franks' initial public offering and the securities purchased pursuant thereto, both of which are currently held in the Escrow Account, will not be released from the Escrow Account until
(1)Franks' executes an agreement for an acquisition or merger meeting certain criteria; (2) a post-effective amendment which includes the terms of the reconfirmation offer, as well as information about the Merger Agreement and audited financial statements is filed; and (3) Franks' conducts a reconfirmation offer pursuant to which shareholders representing 80% of Franks' initial public offering proceeds elect to reconfirm their investments. This 80% shall be computed twenty (20) business days after the effective date of this post-effective amendment. Once an investor has sent his/her Letter of Reconfirmation to Franks', such Letter of Reconfirmation may not be revoked. In the event the Rule 419 Investors do not vote to reconfirm the offering, the Deposited Funds shall be returned to investors on a pro rata basis. Such funds will be returned within 5 business days of failure to approve the Merger.

Terms of the Reorganization Agreement

     The terms of the Merger are set forth in the Reorganization Agreement dated May 7, 1999 and consummation of the Merger is conditioned upon, among other things, the acceptance of the Reconfirmation Offer by holders of at least 80% of the shares owned by the Rule 419 Investors. (See "PROSPECTUS SUMMARY - Reconfirmation Offer"). As a result of the consummation of the Merger, OSO will be merged into Franks', with Franks' as the Surviving Entity. Upon consummation of the Merger, (i) each shareholder who holds shares of Franks' common stock registered pursuant to a registration statement declared effective by the Securities and Exchange Commission on May 15, 1998 ("Registered Common Stock") prior to the Merger and who accepts the Reconfirmation Offer shall continue to hold his or her share certificate(s) representing Franks' Registered Common Stock; and (ii) each stockholder of Registered Common Stock who rejects the Reconfirmation Offer will be paid his or her pro rata share of the amount in the Escrow Account of approximately $1.00 per share. In the event the escrowed funds exceed $90,000 at the consummation of the Merger, those funds shall be distributed on a pro rata basis to those Franks' shareholders who reject the reconfirmation offering. At the Effective Date of the Merger, 100% of the issued and outstanding shares of OSO shall be canceled. Franks' shall issue 9,900,000 shares of Franks' common stock to OSO shareholders after the Effective Date, current Franks' shareholders shall own 1,100,000shares, representing 10% of the Surviving Entity. (See "MERGER"- Terms and Conditions of Merger, and "Certain Transactions")

Recent Developments

    The Franks' Board of Directors believes that the Merger represents a good investment opportunity for Franks' shareholders and recommends that the Rule 419 Investors elect to accept the Reconfirmation
Offering.  Franks' Board of Directors recommends that Rule 419
Investors, when determining whether or not to reconfirm their investments, also consider, OSO's working capital and sales revenues (See "MERGER"- Terms and Conditions of Merger).

     The Merger Agreement was approved by the directors and
shareholders of OSO by  written consent dated June 10, 1999.   The
Merger Agreement was confirmed by the unanimous consent of the directors of Franks' on June 15, 1999.

Accounting Treatment

     Although Franks' is the legal surviving corporation, for accounting purposes, the Merger is treated as a purchase business acquisition of Franks' by OSO (a reverse acquisition) and a recapitalization of OSO. OSO is the acquirer for accounting purposes because the former OSO stockholders received the larger portion of the common stockholder interests and voting rights retained by the former Franks' stockholders. Because OSO is the acquirer for accounting purposes under APB Opinion No. 16, the Surviving Entity shall adopt OSO's fiscal year end, December 31.

High Risk Factors

     Investments in the securities of Franks' are highly speculative, involve a high degree of risk, and only persons who can afford the loss of their entire investment should vote to reconfirm their investments. (See "RISK FACTORS.")

Use of Proceeds

     In its initial public offering, Franks' generated $100,000 in proceeds. Ten percent or, ($10,000), of the Deposited Funds was released to Franks' prior to this Reconfirmation Offering. (See "Investors' Rights and Substantive Protection Under Rule 419 - Reconfirmation Offering.") Franks' intends to use this sum for expenses incurred in the offering, including, but not limited to, accounting expenses, transfer agent fees, printing fees and certificates of good standing. The remaining $90,000 will remain in the non-interest-bearing escrow account pursuant to Rule 419 of Regulation C. No portion of the Deposited Funds has been or will be expended to merge
OSO into Franks'.   The Deposited Funds will be transferred to Franks'
pursuant to the Merger Agreement if and when a business combination is effected. (See "USE OF PROCEEDS.")

Certain Income Tax Consequences

     In management's opinion, the Merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of Franks' and OSO subject to United States tax will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either OSO or Franks' in the respective jurisdictions where each of them is subject to taxation. NO OPINION OF COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN OBTAINED IN REFERENCE TO THE FOREGOING. THE FOREGOING IS FOR GENERAL INFORMATION ONLY AND FRANKS' STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TRANSACTION TO THEM.

INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419

Deposit of Offering Proceeds and Securities

     Rule 419 requires that in a blank check offering, offering proceeds, after deduction for underwriting commissions, underwriting expenses and dealer allowances, and the securities purchased by investors in such an offering, be deposited into an escrow or trust account governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released to Franks' and to the 419 Investors, respectively, only after Franks' has met the following three basic conditions. First, Franks' must execute an agreement(s) for an acquisition or merger meeting certain prescribed criteria. Second, Franks' must file a post-effective amendment to its registration statement which includes the terms of a reconfirmation offer that must contain conditions prescribed by the rule. The post-effective amendment must also contain information regarding the acquisition or merger candidate(s)and its business(es), including audited financial statements. Third, Franks' must conduct the reconfirmation offer and satisfy all of the prescribed conditions, including the condition that a certain minimum number of investors must elect to remain investors. After Franks' submits a signed representation to the escrow agent that the requirements of Rule 419 have been met, and after the acquisition or merger is consummated, the escrow agent can release the Deposited Funds and Deposited Securities.

Accordingly , Franks' has entered into an escrow agreement which provides that:

     (1) The proceeds are to be deposited into the Escrow Account maintained by the Escrow Agent promptly upon receipt. Rule 419 permits 10% of the Deposited Funds to be released to Franks' prior to the reconfirmation offering. The Deposited Funds and any dividends or interest thereon, if any, are to be held for the sole benefit of the investors and can only be invested in bank deposits, in money market mutual funds or federal government securities or securities for which the principal or interest is guaranteed by the federal government.

     (2) All securities issued in connection with the offering and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends or similar rights are to be deposited directly into the Escrow Account promptly upon issuance. The identity of the investors are to be included on the stock certificates or other documents evidencing the Deposited Securities. The Deposited Securities held in the Escrow Account are to remain as issued and are to be held for the sole benefit of the investors' who retain the voting rights, if any, with respect to the Deposited Securities held in their names. The Deposited Securities held in the Escrow Account may not be transferred, disposed of nor any interest created therein other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 or Table 1 of the Employee Retirement Income Security Act.

Prescribed Merger Criteria

     Rule 419 requires that before the Deposited Funds and the Deposited Securities can be released, Franks' must first execute an agreement to acquire an acquisition candidate(s) or merge with a merger candidate(s) meeting certain specified criteria. The agreement(s) must provide for the acquisition(s), merger(s) of a business(es) or assets for which the fair value of the business represents at least 80% of the maximum offering proceeds. The agreement(s) must include, as a condition precedent to their consummation, a requirement that the number of investors representing 80% of the maximum offering proceeds must elect to reconfirm their investment. For purposes of the offering, the fair value of the business(es) or assets to be acquired must be at least $80,000 (80% of $100,000). Based on its audited financial statements, OSO has a fair value in excess of $80,000. (See "OSO Technologies, Inc. Financial Statements.")

Post-Effective Amendment

     Once the agreement(s) governing the acquisition(s), merger(s) of a business(es) meeting the above criteria has been executed, Rule 419 requires Franks' to update the registration statement with a post-effective amendment. The post-effective amendment must contain information about the proposed acquisition candidate(s) and its business(es), including audited financial statements, the results of this Reconfirmation Offering and the use of the funds disbursed from the Escrow Account. The post-effective amendment must also include the
terms of the reconfirmation offer mandated by Rule 419.   The
reconfirmation offer must include certain prescribed conditions which must be satisfied before the Deposited Funds and Deposited Securities can be released from the Escrow Account.

Reconfirmation Offering

     The reconfirmation offer must commence after the effective date of
the post-effective amendment.   Pursuant to Rule 419, the terms of the
reconfirmation offer must include the following conditions:

     (1) The prospectus contained in the post-effective amendment will be sent to each Rule 419 Investor whose securities are held in the Escrow Account within 5 business days after the effective date of the post-effective amendment.

     (2) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to notify Franks' in writing that the investor elects to remain an Rule 419 Investor. The reconfirmations will be tabulated 20 business days from the Effective Date. Rule 419 Investors who submit their Letter of Reconfirmation to Franks' shall not have the right to revoke such letter.

     (3) If Franks' does not receive written notification from an investor within 20 business days following the Effective Date, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the Escrow Account on such Rule 419 Investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means.

     (4) The acquisition(s) will be consummated only if a minimum number of Rule 419 Investors representing 80% of the maximum offering proceeds equaling $80,000 elect to reconfirm their investment.

     (5) If a consummated acquisition has not occurred by November 15, 1999 (18 months from the date of original prospectus), the Deposited Funds held in the Escrow Account shall be returned to all Rule 419 Investors on a pro rata basis within 5 business days by first class mail or other equally prompt means.

Release of Deposited Securities and Deposited Funds

     The Deposited Funds and Deposited Securities may be released to Franks' and the Rule 419 Investors, respectively, after:

     (1) The Escrow Agent has received a signed representation from Franks' and any other evidence acceptable by the Escrow Agent that:

           (a) Franks' has executed an agreement for the acquisition of or merger with a target business for which the fair market value of the business represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment;

           (b) The post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed and that Franks' has satisfied all of the prescribed conditions of the reconfirmation offer.

     (2) The acquisition of, or merger with, a business (including shareholder approval of the merger or acquisition) with the fair value of at least 80% of the maximum proceeds.


RISK FACTORS

     Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information appearing in this Prospectus, the following factors, among others, in evaluating OSO and its business before or reconfirming their investments in Franks'.

Lack of Diversification

     If this Merger is consummated, Franks' will be involved in no other business combination. This lack of diversification may subject Franks' shareholders to economic fluctuations within those industries in which OSO conducts business.

OSO's present business is the production and sale of two products: a bottle fed water dispenser capable of dispensing hot and cold water with an integrated ice maker, and a plumbed-in water dispenser capable of dispensing hot and cold water with an integrated icemaker (the "Products"). To date, OSO's operations have been limited to the bottled drinking water and drinking water conditioning industries, which have well established markets. Failure of acceptance of the Products or slow or marginal acceptance of the Products would have a material adverse effect on OSO's business, operating results and financial condition.

Reliance on Key Existing and Future Personnel

OSO's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, Vipin Sahgal, President and Chief Executive Officer; Frank Lopez, Vice President-Operations; Thomas Lucas, Vice President-Manufacturing; David Hutchinson, Director of National Sales and Service; and Manoj Mukherjee, Director of International Sales. The loss of the services of one or more of these key employees could have a material adverse effect on OSO's business prospects and potential earning capacity. OSO has entered into employment agreements with each of these employees. OSO has no key person life insurance on any of said employees. OSO will need to continue to recruit and retain additional members of senior management to manage anticipated growth, but there can be no assurance that OSO will be able to recruit or retain additional members of senior management on terms suitable to OSO. (See "Management - Directors, Executive Officers and Other Key Employees.")

Limited Revenues  --  Early Stage of Development

OSO has to date recognized no revenues through the sale of the Products. OSO has to date incurred significant losses, expects to incur substantial additional losses and has substantial negative cash flow. At March 31, 1999, OSO had an accumulated deficit of $1.6 million. No significant portion of OSO's research and development activities is currently funded by a third party. In addition, the OSO may agree to pay royalties to third parties in the normal course of its business as it develops or acquires technology. There can be no assurance that the Products will be sold in sufficient number to be commercially successful or that OSO will generate significant revenues or achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OSO has developed technology for a new drinking water dispenser capable of dispensing hot and cold water with integrated icemaker into an otherwise standard dispenser for the 5 gallon bottle and plumbed-in markets. OSO's success initially depends largely on the acceptance and purchase by small and medium bottled water and office coffee service companies. OSO is at an early stage of manufacture and is subject to all of the risks inherent in the establishment of a new manufacturing business enterprise. To address these risks OSO must, among other things, continue to attract, retain and motivate qualified personnel, introducing products based on OSO's technology, broaden marketing of its technology and respond to competitive developments.

Since the commencement of operations in November 1996, OSO has engaged almost exclusively in the development of its proprietary technology, principally integrating an icemaker in a conventional 5 gallon water dispenser and plumbed-in water dispenser. The OSO's success under its marketing strategy depends initially on acceptance and purchase of the Products by small and medium water bottled water and office coffee service companies. In that the 5 gallon dispenser causes an increase in usage of bottled water by as much as 30% over that of other bottled-fed water dispensers, management believes that the purchase by anticipated customers of OSO's water dispenser will grant such companies a competitive advantage in sales to water companies by reason of increased water usage. Success in sales by small water companies would, management believes, compel larger companies to recognize the economic advantage of purchasing the Products and leasing it to their customers.

Dependence on Fiscal 1999  Product Introductions

OSO's business is critically dependent on the successful introduction
and sale during 1999 of the Products.   OSO expects that it will ship
to water companies during fiscal 1999 approximately 52,000 units of the Products. There can be no assurance that shipments of the Products during the remainder of this year will occur in a timely manner or at all. Although initial consumer demand for the limited quantity of the test Products shipped to water companies has been satisfactory, there can be no assurance that this will produce sufficient sales to achieve profitability in fiscal 1999.

A number of factors could adversely affect sales during 1999 and beyond. These factors include, but are not limited to, sufficient production at acceptable yields and prices, and the introduction of competitive products or technologies. OSO has not licensed any other company to manufacture and sell OSO's proprietary Products and will be the sole manufacturer of the Product for the foreseeable future. Due to lead times in manufacturing complex devices, the quantity of Products which can be manufactured for sale in 1999 is limited. Due to the sophistication and complexity of the Products and the desire to introduce high quality products to the market, OSO has experienced delays in the development of the Products. Even after market introduction of a product, technical or quality problems may develop that could inhibit market acceptance of the Products. If OSO does not manufacture, distribute and market sufficient quantities of the Products, or if technical problems with this product arise, OSO would be adversely affected.

Acceptance of Company's Technology; Creation of New Market

OSO's success depends both upon the adoption of OSO's new technology as a broadly accepted standard for water dispensers and upon the acceptance of existing markets for the Products.

To establish OSO's technology as a broadly accepted format, at a minimum, OSO must successfully manufacture and market the Products in volume in advance of the availability of additional manufacturing lines for the Products and the additional new products at OSO's plant. There can be no assurance that OSO's technology will be broadly adopted by water companies. Unit sales of the Products must be substantially higher than those expected in 1999 before OSO's technology can become a broadly accepted industry standard. There can be no assurance that OSO's technology will be adopted widely as an industry standard.

OSO believes that unless the Products offer greatly enhanced qualities such as clean ice and greater water use, it will not compete successfully with lower priced water dispensers. Current versions of dispensers sell for approximately $220 to $450 each, while the Products marketed by OSO are being offered initially $295 to $485. The success of the Products also depends on a number of other factors, such as the availability of high quality components, broad and effective distribution, product reliability and product support. There can be no assurance that the Products will be accepted in the market or marketed successfully.

Technological Change

The market for water dispensers is characterized by stability and user established preferences. Even if the first versions of the Products gain initial market acceptance, OSO's success will depend, among other things, upon the ability of OSO to achieve and maintain technological leadership in a line of new products and to remain competitive in terms of price and product performance.

To achieve and maintain technological leadership, OSO must continue to develop its proprietary technologies. In addition, OSO believes that over time OSO must achieve significant reductions in the retail price in order to market the Products successfully. Reducing the price of the Products depends upon both incremental improvements in manufacturing efficiency by OSO and innovations that reduce the cost of the Products' components.

OSO's pursuit of these technical improvements and other technological goals will require substantial expenditures, and there can be no assurance that any of these technical improvements will be developed or that OSO will achieve or maintain technological leadership. Any material failure of OSO to develop or incorporate any planned improvement would adversely affect the widespread adoption of OSO's Products and the introduction and sale of future products based on OSO's technology. In addition, any significant delay in the introduction of products based on OSO's icemaker technology substantially increases the likelihood that competitive icemaker technologies will become broadly accepted. There can be no assurance that products or technologies developed by others will not render OSO's technology and the products based on the OSO's technology less advantageous. See "Business - Technology and Product Architecture" and "-Competition."

Dependence on Key Personnel

OSO's future success depends in large part on the continued service of its key technical marketing, sales and management personnel. Given OSO's early stage of development, OSO is dependent on its ability to identify, hire, train, retain and motivate high quality personnel, especially high skilled engineers involved in the ongoing hardware development required to refine the existing Products and to introduce enhancements for future applications. OSO is particularly dependent on the skills and contributions of several key individuals, any one of whom may voluntarily terminate employment with OSO at any time and whose departure would have a material adverse effect on OSO's business. OSO does not have "key person" life insurance policies on any of its employees. While OSO has employment agreements with all key personnel and each agreement incorporates stock option incentives, there can be no assurance that OSO's current employees will continue to work for OSO or that OSO will be able to retain its current employees or obtain the services of additional personnel necessary for OSO's growth. See "Business - Employee", "Management" and "Executive Compensation - Employment Contracts."

Proprietary Rights and Licenses

OSO's success will depend in part on its ability to obtain and enforce intellectual property protection for its technology in both the United States and other countries. OSO has filed a patent application containing 27 claims for a water and ice dispensing apparatus with the
United States Patent and Trademark Office ("U.S. Patent Office").   OSO
intends to file additional applications as it deems appropriate for patents covering its technology in the industrial countries of the world. The process of obtaining patent protection is expensive and absorbs management and engineering time. No assurance can be given that a patent will issue from this application or that, if a patent does issue, the claims allowed will be sufficiently broad to protect the key aspects of OSO's technology or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of OSO's patents. In addition, no assurance can be given that any patent issued to OSO will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages to OSO or that OSO's competitors will not independently develop or patent technologies that are substantially equivalent or superior to OSO's technology.

OSO also relies on trade secrets and proprietary know-how which it seeks and will in the future seek to protect, in part, by confidentiality agreements with its strategic partners, employees,
consultants, vendors and licensees.   OSO expects that third parties
may attempt to reverse engineer its technology without authorization and there can be no assurance that OSO's confidentiality agreements will not be breached or that OSO would have adequate remedies for any breach. There can be no assurance that OSO's trade secrets will not otherwise become known or be independently discovered by competitors.

OSO may in the future license its name and logo for use in connection with authorized products. There can be no assurance that OSO will obtain sufficient trademark protection for these marks, that these marks will not be duplicated without authorization or that OSO will have adequate remedies for trademark infringement in any country.

Management of Growth

OSO expects during the second half of 1999 to experience a period of significant growth in the number of its employees. OSO plans to increase significantly the number of employees during the remainder of the 1999 fiscal year. This growth is expected primarily in research and development, sales and marketing, and administration and accounting. This growth will place a substantial strain on OSO's management, operational, financial and accounting resources. OSO's need to manage growth effectively will also require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees. OSO is moving from a phase in its growth focused on the primary goal of completing the research and development and testing necessary to permit introduction during fiscal 1999 of the Products to a broader range of goals, including continued additions and improvements to its technology. OSO's failure to manage growth in multiple areas of its business effectively would have a material adverse effect on OSO's results of operations and its ability to execute on its business strategy.

Future Capital Needs; Uncertainty of Additional Funding

OSO anticipates that its existing capital resources, including the net proceeds of this offering will not be adequate to satisfy its capital requirements for the next 18 months. OSO expects to incur substantial additional losses and will require additional capital in the future. OSO's capital requirements will depend on many factors including, but not limited to, the rate at which OSO's products are sold, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, the extent to which OSO invests in technology and the response of competitors to the products based on OSO's technology. To the extent that the funds generated by this offering, together with existing resources, are insufficient to fund OSO's activities, OSO will need to raise additional funds through public or private financings. OSO may also seek additional financing if market conditions are favorable. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of OSO will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of
OSO's common stock.   No assurance can be given that additional
financing will be available or that, if available, it will be available on terms favorable to OSO or its stockholders. If adequate funds are not available to satisfy capital requirements, OSO may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require OSO to relinquish material rights to certain of its technologies or potential markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Control by Existing Stockholders

OSO's executive officers and directors and entities affiliated with them will beneficially own approximately 26.3% of Franks' outstanding shares of common stock after this offering. Accordingly, these stockholders will be able to elect a majority of the Franks' directors and to determine the outcome of corporate actions requiring stockholder approval, regardless of how other stockholders of Franks' may vote.
See "Description of Capital Stock."

Shares Eligible for Future Sale

Sales of substantial amounts of the Franks' common stock in the public market following the offering made hereby and after the "lock-up" agreements with certain large block existing shareholders could have an adverse effect on the trading price of the Franks' common stock. Upon completion of this offering, Franks' will have approximately 11,000,000 shares of common stock outstanding, assuming no exercise of options outstanding. Of these shares, 350,000 shares are available for sale in the public market as of the date of this prospectus. On Dec__, 1999, approximately 750,000 additional shares will become publicly tradeable upon the expiration of the lock-up agreement with certain large block shareholders, subject to certain volume and other resale restrictions
under Rule 144 under the 1933 Act.  See "Underwriters".   As of April
30, 1999 there were approximately 600,000 shares subject to outstanding options, all of which were then issuable upon exercise thereof. These options are also subject lock-up agreements. Any substantial amount of sales following the expiration or earlier termination of the lock-up agreements could have an adverse effect on the trading price of Franks' common stock and could affect the ability of Franks' to raise additional capital in the capital markets at a time and price favorable to Franks'. See "Shares Eligible for Future Sale."

Marketing Strategy

OSO is pursuing an aggressive growth strategy, the success of which will depend in large part upon its ability to enter existing segments of the water industry. Even if OSO is successful in enhancing profitability after selling to anticipated customers, there can be no assurance as to how long a period of time accomplishing such profitability will take or the levels of future profitability that can be achieved. Introduction of new products involves a number of risks, including any unanticipated market and economical conditions. There can be no assurance that OSO will be able to overcome such conditions.

Successful achievement of OSO's marketing plans will depend in part upon its ability to: (i) select and compete successfully in new markets; (ii) hire, train and retain qualified sales personnel; (iii) expand manufacturing facilities. OSO may incur significant start-up costs in connection with entering new markets. There can be no assurance that OSO will achieve its planned marketing goals on a timely basis, if at all, or manage its growth effectively. Failure to expand or manage its growth could have a material adverse effect on OSO's financial condition or results of operations. See "Business - Marketing Strategy," and "Management's Discussion and Analysis of Financial Conditions and Results of Operations".

Control of Franks'

     After consummation of the Merger, the current shareholders of OSO will control the vote of 90% of Franks' issued and outstanding common shares. As a result, the former OSO shareholders will have the ability to control the outcome of substantially all issues submitted to Franks' shareholders. (See "PRINCIPAL SHAREHOLDERS" and "MERGER- Terms and Conditions of the Reorganization Agreement")

Dilution

     The holders of the restricted common shares of Franks' have acquired their interest in Franks' at an average cost per share which was significantly less than that which the public investors paid for their securities. Consequently, the public investors will bear the majority of the risk of any loss that may be incurred in Franks' operations. A confirmation of the investment in the shares of Franks' common stock will result in an immediate substantial dilution of the investor's investment.

Lack of Public Market for Securities/Probable Inability to Resell
Securities

     Prior to the closing of the Merger, there will have been no public trading market for Franks' common stock. Given the small size of the initial public offering, the relatively minimal public float, and lack of participation of a professional underwriter, there is only a very limited likelihood of any active and liquid public trading market developing for the shares. If such a market does develop, the price of Franks' common stock may be volatile. Thus, investors run the risk that they will never be able to sell their Shares. In any event, there are additional state securities laws preventing resale transactions.
No potential market makers have been solicited by Franks'. There can be no assurances that any broker will ever agree to make a market in Franks' securities. (See "DESCRIPTION OF SECURITIES")

Need for Additional Financing

     In order to achieve and maintain OSO's planned growth rate, OSO believes that it may have to obtain bank financing or sell additional debt or equity (or hybrid) securities in public and private financing. In addition, OSO may incur debt or issue equity securities in order to finance acquisitions. Any such financing could dilute the interests of current shareholders in this offering. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on such terms as will be satisfactory to OSO.

Competition

The market for drinking water water dispensers is dominated by three large well financed companies: Oasis Corporation, Sunroc Corporation, and Cordley/Temprite, a division of Elkay Manufacturing Company. The market is highly competitive. These manufacturers and distributors of water dispensers have well established brand names, deep market penetration and greater financial and other resources than OSO. Additionally, they currently have a greater selection of products which could be a competitive disadvantage in securing certain customers. While OSO believes it is well positioned to deliver a technologically advanced product geared to grow prospective customer's revenue through increased water consumption, there can be no assurance that any such advantage will materialize. The bottled drinking water industry is dominated by several large companies such as The Perrier Group, McKesson Water Products, and Suntory Water Group, which have well established markets with anticipated growth of 5% or more. Other competitors, some of which may have greater financial and other resources than OSO, may also enter the market in which OSO is intending to establish its Products, as well as those into which OSO intends to expand.

No Dividends and None Anticipated

     Franks' has not paid any dividends and does not contemplate or anticipate paying any dividends on its common stock in the foreseeable future.

Arbitrary Offering Price

     The price at which the Franks' Shares had been offered to the public in Franks' initial public offering had been arbitrarily determined by Franks'. There is no relationship between the initial offering price of the Shares to Franks' assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indication of any future market price of the securities.

Possible Future Rule 144 Sales

     There are currently 1,000,000 Franks' restricted common shares issued and outstanding. These shares are "restricted securities" as defined by Rule 144 of the Securities Act. Under Rule 144, restricted securities which have been beneficially owned for at least one year may be sold in brokers' transactions or directly to market makers, subject to certain quantity and other limitations. Generally, under Rule 144 a person may sell, in any three-month period, an amount equal to the greater of (i) the average weekly trading volume, if any, of the common stock during the four calendar weeks preceding the sale or (ii) 1% of the company's outstanding common stock. After the Merger, (See "Merger") Franks' will have outstanding 11,000,000 shares of common stock, including 750,000 shares held by certain large block shareholders who are be subject to a lockup agreement for a period of 6 months after the Merger, but who are then free of the restriction on resell in the Lockup Agreements (See "MERGER-Terms and Conditions of
Merger Agreement").   Shares beneficially owned for two years by non-
affiliates of the Company may be sold without regard to these quantity or other limitations. As of the date hereof, 350,000 shares may be sold pursuant to Rule 144. The possibility of sales of substantial amounts of such stock could have a depressive effect on the price of the common stock in any market which may develop.

Conflicts of Interest

     Franks' officers and directors are engaged in various business ventures. Thus, there may be conflicts of interest in the allocation of time between Franks' business and such other businesses. These activities may conflict with the interests of Franks'. As a result of their other interests, they may personally benefit from decisions or recommendations made with respect to the business of Franks'. Whereas conflicts may arise, management is aware of its fiduciary duty to Franks' and will act in good faith and endeavor on an equitable basis to resolve any conflicts which may arise, on an equitable basis.

Caution to Public Investors

     For all of the aforesaid reasons, and others set forth herein, these securities involve a high and substantial degree of risk. Any public investor considering reconfirming his/her investment in Franks' should be aware of these and other factors as set forth in this Prospectus. No public investor considering reconfirming his/her investment in Franks' should do so if he/she anticipates a need for immediate return on his investment. Reconfirmation should only be made by investors who can afford to absorb a total loss and have no need for immediate return on their investments.

Dependence on Qualified Personnel and Key Individuals

     Upon completion of the Merger, Franks' officers and directors Will resign, and new officers and directors will be appointed. Neither Franks' nor OSO can assure current Franks' shareholders of the qualifications of such persons to run a publicly owned company. OSO is dependent on certain key officers, employees and directors. The loss of the services of any of such persons during this period could adversely affect Franks' prospects. See, "MANAGEMENT - Directors and Executive Officers."

Determination of the Ratio of Shares in the Merger Transaction; No Independent Valuation

     The number of Franks' shares to be issued pursuant to the Merger Agreement was determined by negotiation between OSO and Franks' and does not necessarily bear any relationship to OSO's asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of OSO. Furthermore, neither

OSO nor Franks' has obtained either an appraisal of OSO's or Franks' securities or an opinion that the Merger is fair from a financial perspective.

Failure of Sufficient Number of Investors to Reconfirm Investment

     The Merger cannot be consummated unless, in connection with the reconfirmation offering required by Rule 419, the Rule 419 Investors representing 80% of the maximum offering proceeds elect to reconfirm their investments. Rule 419 Investors must affirmatively elect to reconfirm their investments; no response within the twenty business day period Franks' must grant its shareholders to reconfirm will be viewed as a vote not to reconfirm. If, after completion of the reconfirmation offering being conducted pursuant hereto, a sufficient number of Rule 419 Investors do not reconfirm their investment, the Merger will not be consummated. In such event, none of the deposited securities held in escrow will be issued and the deposited funds will be returned to Rule 419 Investors on a pro rata basis. As a consequence, since Franks' expects to use the 10% allowed to it pursuant to Rule 419, the Rule 419 Investors will be returned only 90% of their invested funds.


Penny Stock Regulation

     Broker-dealer practices in connection with transactions in "penny-stock" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure regarding penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.
In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If Franks' Common Stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their shares.

MERGER

Background of the Merger Agreement

 Franks' was organized under the laws of the State of Colorado on May 17, 1991 for the purpose of engaging in the retail food service business. Franks' closed its restaurants and a retail ice cream and candy shop in November 1993. In May 1998, Franks' commenced a "blank check" offering pursuant to Rule 419 ("Rule 419") promulgated under the Securities Act. The purpose of the offering was to cause Franks' to become a publicly held reporting company under the Securities Exchange Act of 1934, as amended. The offering was successful in raising $100,000 in gross proceeds from Rule 419 Investors. Pursuant to Rule 419, $90,000 of the net proceeds from that offering, the 100,000 restricted shares of common stock and 100,000 Franks' shares purchased by the Rule 419 Investors, were placed in escrow pending (i) distribution of a prospectus to each of the Rule 419 Investors describing any prospective business acquisition by Franks' and (ii) the subsequent reconfirmation by the holders of at least 80% of the shares owned by the Rule 419 Investors that they have elected to remain investors.

     In the event approval of the Merger is not obtained from at least 80% of the Rule 419 Investors, then the shares deposited in the Rule 419 Escrow will not be released to the Rule 419 Investors. Instead, the $90,000 net offering proceeds in the Rule 419 Escrow will be released to the Rule 419 Investors in proportion to their investment, at approximately $.90 per share. In the event the escorted funds exceed $90,000 at the consummation of the Merger, the excess funds shall be returned on a pro rata basis to those registered common shareholders rejecting the reconfirmation offer. The Rule 419 Investors paid $1.00 per share in Franks' initial public offering.

     Pursuant to Rule 419, the value of OSO must represent at least 80% of the maximum offering proceeds, or $80,000. Based upon independent audited financial statements, OSO has a business value of not less than $80,000. (See "OSO Technologies, Inc. Financial Statements.")

Terms and Conditions of Merger Agreement

STOCKHOLDERS OF FRANKS' WISHING TO OBTAIN A COPY OF THE MERGER
AGREEMENT, WHICH IS INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO Franks' Express, Inc. 12146 East Circle, Aurora, Colorado 80014.ATTENTION: Charles Burton

     Pursuant to the Merger Agreement, OSO will be merged into Franks'. Consummation of the transaction contemplated by the Merger Agreement (the "Merger") is conditioned upon, among other things, reconfirmation by holders of least 80% of the shares owned by the Rule 419 Investors. Upon consummation of the Merger, (i) 9,000,000 shares of common stock shall be issued to former OSO shareholders. Each shareholder who holds shares of Franks' Common Stock registered pursuant to a registration statement declared effective by the Securities and Exchange Commission on May 15, 1998 ("Registered Common Stock") prior to the Merger and who accepts the Reconfirmation Offer shall, after consummating of the Merger, hold the same number of shares held prior to the Merger, but the aggregate percentage interest in Franks' will be reduced to 10%.
OSO will merge into Franks' with Franks' as the Surviving Entity.   The
name of the Company will be changed to "OSO Technologies, Inc. after the Merger. The Merger is intended to be consummated in such a manner as to be tax-free to all parties involved under Internal Revenue Code
Section 368(a)(1)(A); (ii) each Rule 419 investor who rejects the Reconfirmation Offer will be paid his or her pro rata share of the amount in the Escrow Account of approximately $___ per share; (iii) holders of Franks' common stock, the resale of which is restricted under United States Securities laws ("Restricted Common Stock") prior to the Merger shall continue to hold his/her share certificate representing Franks' Restricted Common Stock. Consummation of the Merger is not subject to any governmental approvals.

     The result of the Merger, assuming that 80% of the Franks' stockholders reconfirm their investments, is that former OSO shareholders shall own 90% of the Surviving Entity while current Franks'shareholders shall own 10% of Franks'. (See "Certain Transactions")

     Stockholders of Franks' desiring to accept the Reconfirmation Offer are directed to sign the enclosed Letter of Reconfirmation form and return it to Franks' Express, Inc., Attention: Charles Burton, who will forward each Letter of Reconfirmation Franks' escrow agent. Any Franks' stockholder who fails to return his or her form so that it is received by Mr. Charles Burton by _____ (45 business days from the date hereof) will be deemed to have rejected the Reconfirmation Offer and will automatically be sent a check within five business days representing his or her pro rata share of the funds in the Escrow Account for the benefit of the Rule 419 Investors.

Certain Income Tax Consequences

     The Merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of Franks' and OSO will not recognize gain or loss from the transaction. In addition, the transaction is not expected to result in the recognition of gain or loss to either Franks' or OSO in the respective jurisdictions where each of them is subject to taxation. NO OPINION OF COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN OBTAINED IN REFERENCE TO THE FOREGOING. THE FOREGOING IS FOR GENERAL INFORMATION ONLY AND FRANKS'STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

Fees and Expenses

     Shareholders of OSO shall bear all costs and expenses incurred in connection with the Merger and the Reconfirmation Offering, since the only funds available to Franks' are the $90,000 in cash held in escrow pursuant to Rule 419, none of which may be used by either Franks' or OSO prior to the consummation of the Merger.

USE OF PROCEEDS

     The gross proceeds of Franks' initial public offering was $100,000. Pursuant to Rule 15c2-4 under the Securities Exchange Act of 1934 (the "Exchange Act"), all of those proceeds must be held in escrow until all of the shares are sold. Pursuant to Rule 419 under the Securities Act, after all of the Shares are sold, 10% of the Deposited Funds ($10,000) may be released from escrow to Franks'. Franks' requested the release of this 10%. To date, $6,450 has been expended for accounting and other fees with the remaining $3,550 being held in a separate account. Upon the consummation of the Merger and the reconfirmation thereof, which reconfirmation offering must precede such consummation, pursuant to Rule 419, $90,000 (plus any interest or dividends received, but less any portion disbursed to Franks' pursuant to Rule 419(b)(2)(C)(vi) and any amount returned to investors who did not reconfirm their investment pursuant to Rule 419 or approximately $0) will be released to OSO.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


FRANKS' EXPRESS, INC.

General

     Franks' was organized under the laws of the State of Colorado on May 17, 1991 for the purpose of engaging in the retail food service business. Franks' closed its restaurants and a retail ice cream and candy shop in November 1993. Since November 1993, the primary activity of Franks' has been directed to organizational efforts, and obtaining initial financing and conducting its initial public offering pursuant to which Franks' offered and sold 100,000 shares of common stock at $1.00 per share. Pursuant to Rule 419, the proceeds of Franks' initial public offering ($100,000) less 10% ($10,000) have been placed in escrow pending consummation of a merger or acquisition. (See "INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419"). In the event no merger or acquisition is consummated within eighteen (18) months from the effective date of Franks' initial public offering (May 15, 1998). Franks' shall return investors' money, less $0, on a pro rata basis.

Franks' was organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warranted, engaging in Business combinations presented to it by persons or firms who or which desire to employ Franks' funds in their business or to seek the perceived advantages of a publicly-held corporation. Franks' principal business objective is to seek long-term growth potential in a business combination venture rather than to seek immediate, short-term earnings.

     Franks' does not currently engage in any business activities which provide any cash flow. Franks' business is sometimes referred to as a "blank check" company because investors entrust their investment monies to Franks' management before they have a chance to analyze any ultimate use to which their money may be put. Although substantially all of the Deposited Funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Pursuant to Rule 419, prospective investors who invest in Franks' will have an opportunity to evaluate the specific merits or risks of only the business combination management decides to enter into.

     Management anticipates that it may be able to effect only one potential business combination, due primarily to Franks' limited financing.

Results of Operations

     Franks' public offering was declared effective on May 15, 1998. Franks' offered a total of 100,000 shares (par value $.0001) at an offering price of $1.00 per share, for an aggregate of $100,000.00. In

May 1998, Franks' closed on 100,000 shares for a total gross proceeds of $100,000.00. Pursuant to Rule 419 of the Securities Act, net proceeds of $90,000 together with all securities issued are being held in escrow pending the consummation of an acquisition or merger.

     After the closing of the Merger, the business of Franks' will be the business of manufacturing and marketing bottle fed water dispensers. (See "BUSINESS - Water Dispensers"). The resources of OSO will be the resources available to Franks' to fulfill the business purpose of marketing, manufacturing and distributing water dispensers. OSO believes the combined cash resources and available credit of OSO and Franks' will be sufficient to run operations for 3 months.

     At April 30, 1999, Franks' current assets amounted to $3,550, while current liabilities amounted to $65,000. In addition, Franks' organization costs amounted to $4.667 for the period ended April 30, 1999.

     In the event approval of the Merger is not obtained from at least 80% of the Rule 419 Investors, then the shares deposited in the Rule 419 Escrow will not be released to the Rule 419 Investors. Instead, the $90,000 net offering proceeds in the Rule 419 Escrow will be released to the Rule 419 Investors in proportion to their investment, at approximately $.90 per share. In the event the escrowed funds exceed $90,000 at the consummation of the Merger, the excess funds shall be returned on a pro rata basis to those registered common shareholders rejecting the reconfirmation offer. The Rule 419 Investors paid $1.00 per share in Franks' initial public offering.

OSO TECHNOLOGIES,INC.

OSO is engaged in several aspects of the water dispenser industry, including manufacturing and distributing proprietary and private brands of bottle fed water dispensers. (See "BUSINESS - Water Dispensers").

Three Months Ended March 31, 1999 compared to Three Months Ended March
31, 1998

                                                Three Months Ended
                                                  March 31,
                                            1999            1998

Net Sales                                  $0.00             $0.00
Cost of Sales                              $0.00             $0.00
Operating Expenses                    $1,037,987          $568,513
Net Income (loss)                    $(1,037,987)        $(568,513)


BUSINESS

FRANKS' EXPRESS, INC.

General

     Franks' was organized under the laws of the State of Colorado on May 17, 1991 for the purpose of engaging in the retail food service business. Franks' closed its restaurants and a retail ice cream and candy shop in November 1993. Since November 1993, the primary activity of Franks' has been directed to organizational efforts, and obtaining initial financing and conducting its initial public offering pursuant to which Franks' offered and sold 100,000 shares of common stock at $1.00 per share. Pursuant to Rule 419, the proceeds of Franks' initial public offering ($100,000) less 10% ($10,000) have been placed in escrow pending consummation of a merger or acquisition. (See "INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419"). In the event no merger or acquisition is consummated within eighteen (18) months from the effective date of Franks' initial public offering (May 15, 1998). Franks' shall return investors' money, on a pro rata basis.

Franks' was organized for the purpose of engaging in the retail food service business but closed its food service operation in November 1993 and since has been engaged in creating a corporate vehicle to seek, investigate and, if such investigation warranted, engaging in Business combinations presented to it by persons or firms who or which desire to employ Franks' funds in their business or to seek the perceived advantages of publicly-held corporation. Franks' principal business objective is to seek long-term growth potential in a business combination venture rather than to seek immediate, short-term earnings.

     Franks' does not currently engage in any business activities which provide any cash flow. Franks' business is sometimes referred to as a "blank check" company because investors entrust their investment monies to Franks' management before they have a chance to analyze any ultimate use to which their money may be put. Although substantially all of the Deposited Funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Pursuant to Rule 419, prospective investors who invest in Franks' will have an opportunity to evaluate the specific merits or risks of only the business combination management decides to enter into.

     Management anticipates that it may be able to effect only one potential business combination, due primarily to Franks' limited financing.

OSO TECHNOLOGIES, INC.

General

     OSO Technologies, Inc. was incorporated pursuant to the laws of the State of California on November 27, 1996. OSO began operations in 1996 as a research and development company to produce a water dispenser incorporating an icemaker.


OSO Technologies, Inc.

OSO Technologies, Inc. ( "OSO") was incorporated in the State of California on November 27, 1996 under the name "Water & Ice Systems, Inc." and changed its name to "OSO Technologies, Inc. on February 11, 1998. OSO was formed for the purpose of designing, engineering, manufacturing and marketing proprietary water dispensers with a built-in icemaker, (the "Products"). The Company expended over $1,500,000 designing and developing the Products and is presently positioned to manufacture and market the Product, provided it raises sufficient capital, approximately $2,000,000. See "Risk Factors / Need for Additional Capital" and "The Business of the Company / Manufacturing and Marketing". Management of OSO believes, after a survey of the water dispenser market, that its Products are the only such water dispenser in the world, and on April 3, 1999 filed a patent application with the U. S. Patent and Trademark Office, which is pending. While no assurance can be given that a Patent will issue or that it will be granted on all 27 claims, preliminary research encouraged Management to proceed to file the application.

The Products

OSO has since incorporation performed the research and development activities required to produce a bottle-fed and plumbed-in point-of-use dispenser with an integrated icemaker, allowing the user to receive clean ice cubes in the standard water cooler configuration with hot, cold or room temperature water, depending on the model of the Product. Both units are essentially similar to existing Water dispensers and requiring the same amount of space. Plumbed-in models are designed to maintain all features and options of the bottle fed units. A state of the art E-Coli/Bacterial killing device may be integrated into each model, whether plumbed-in or bottle fed. Such an option could provide an additional competitive advantage in countries with poor water quality. Along with or instead of this option, traditional internal water filtration devices will allow the use of less than pure water in locales where pure water is not otherwise available. Both Products are to be competitively priced relative to standard water dispensers without an icemaker and will carry a five year warranty.

Additional Products

The initial product developed, the water dispenser - icemaker provides the core development for a series of new products to be manufactured as the Company matures.

The first additional new product is anticipated to be a bottom-fed 5 gallon bottle water dispenser with an icemaker utilizing a low position retractable shelf with the same features and benefits of the Products, but eliminating the industry-wide problem of lifting a five-gallon (US) bottle of water weighing approximately 44 pounds above waist level. Later models may also incorporate a one or two burner coffee maker, which will be fed with clean water from the water bottle. Such a unit would be a truly self-contained "Drink Center".

The Bottled Water Market [Small vs. 5 Gallon]

The bottled water supply industry is experiencing a sure and steady growth curve pattern. While the United States consumes more 5 gallon bottled water than any other country, it ranks well below the combined size and maturity of the Western European market. Lack of confidence in public water supplies and the movement toward healthier living and diet are believed to be the major factors fueling growth of the bottled water market worldwide.

The bottled water market is generally fragmented and served by small regional bottled water companies and brands. Most bottled water brands around the world are marketed on a regional basis, reflecting the historic nature of the industry and the high cost associated with
transporting water.    Exceptions include Perrier, Evian and other long
established well financed suppliers.

The Domestic Market

Last year, bottled drinking water achieved its best performance yet in the U. S. market, according to Beverage Marketing Corporation, a leading supplier of research, consulting and financial services to the global beverage industry, and other data of the entire beverage industry . Both gallonage and dollar amount of sales increased and the industry is believed to be poised for strong future growth.

In 1998, volume in the total bottled drinking water market expanded at an exceptional double digit rate. Gallonage approached 3.8 billion gallons on growth of 10.1%, the industry's best performance of the decade according to just released statistics from Beverage market Corporation.

In 1998, the average American consumed 13.9 gallons of bottled water, an increase from 12.7 gallons the previous year. Since 1993, per capita annual consumption has increased by 4.4 gallons.

On growth of nearly 10%, sales of bottled drinking water surpassed the $4 billion level for the first time, and did so by a wide margin.

Premium PET (disposable bottles) water volume surpassed retail bulk water (5 gallon bottles) volume in 1998 and will exceed direct delivered water by 2001. Retail bulk water experienced growth of approximately 5.5% in 1998. Direct delivered water, which currently contributes over one-third of total market volume, posted slightly stronger growth, but less than the rate of retail PET.

Domestic non-sparkling water is the core of the U. S. bottled water market, accounting for over 87% of the total sales volume. Domestic sparkling water, in contrast, accounts for just over 8% of total sales volume, less than half the market share at the beginning of the decade. According to Beverage Marketing Corporation, the leaders in the bottled water business in the United States for 1997, based on wholesale sales, are:


Perrier Group        28.1%
Suntory               9.2%
McKesson              7.2%
Danone Int'l	         5.9%
Crystal Geyser        2.4%
U.S. Filter           2.3%
All Others           44.9%

The bottled water market in the United States is extremely fragmented with more that 900 separate brands, several strong regional brands but no clearly recognized national brand within the jug water segment of the industry. All of the major suppliers in the industry have purchased regional brands to acquire market share in each territory. Hence, there is a major opportunity for a brand name at the national level. The 1997 market share of the leading brands of bottled water in the United States, as reported by the Beverage Marketing Corporation, is as follows:

Poland Spring         7.6%           Primarily Coolers
Arrowhead             6.8%           Primarily Coolers
Evian                 4.7%         Supermarket (PET containers)
Sparkletts            4.7%           Primarily Coolers
Hinkley & Schmitt	     3.1%           Primarily Coolers
Zephyrhills           2.8%           Primarily Coolers
Ozarka                2.7%           Primarily Coolers
Deer Park             2.5%           Primarily Coolers
Crystal Geyser        2.4%         Supermarket (PET containers)
Crystal Springs  	     2.2%           Primarily Coolers
All Others           60.5%

The International Market

While the United States is the largest bottled water market in the world, according to Hidell-Eyster Technical Services, Inc. of Hingham, Massachusetts, Europe has the most mature bottled water markets with per capita consumption levels in Italy and France about three times those of the United States. Per capita consumption levels for Germany and Spain are approximately double those of the United States.

The 5 Gallon Water Dispenser Market / Industry

The initial research conducted by OSO indicates that there are over five million dispensers in service in the United States. Over the past 20 years the bottled water dispenser has changed slightly, if at all, from its initial format of dispensing hot and cold water from a top loaded plastic stand supporting a 5-gallon water bottle. Despite water dispensers being the primary method by which people get access to their water in 1999, the dispensers remain undifferentiated resulting in no consumer motivation to replace their present water dispensers.

A typical replacement rate of water dispensers is every six years while considering the growth rate forecast for the bottled water industry indicate that the annual demand for water dispensers in the United States will be approximately 1.2 million units in the year 2000. The three major domestic water dispenser manufacturers (the "Majors") are:

  Sunroc Corporation
  Elkay Manufacturing Company
  Oasis Corporation (Formerly EBCO Manufacturing)

Oasis has been the market leader with an estimated market share of approximately 30% or $100 million in sales annually. Oasis, as EBCO Manufacturing, has been in existence since the 40s and manufactures all types of industrial and plumbed-in water dispensing products.

Water service companies primarily use water dispensers manufactured by one of the three majors supplemented with models produced by other regional manufacturers. OSO believes that one very desirable and practical component missing in existing water dispensers is ice. It is virtually impossible to have pure ice in an industrial or office location as plumbing is a problem and when ice is made available, the quality of water that is used to produce the ice is quite often suspect.

Incorporating an icemaker in the dispenser serves a dual purpose. First, the water company sells more water, as it requires water to make
ice.   Second, the customer obtains an added feature to an existing product with which they are familiar; a feature which is quite important and useful. The introduction of the Product at the 1997 International Bottled Water Association's (IBWA) annual convention in Baltimore resulted in the company getting unilateral endorsements of its concepts.

In Europe, only recently have water companies begun marketing bottled water in the larger containers associated with the water dispenser, with Germany holding the lead in home delivery. According to the June/July issue of Bottled Water Reporter, Western European growth in dispensers hit 40% during 1997 and Eastern European growth was even greater. Consumption of water through water dispensers jumped more than 27% in the United Kingdom during the same period.

Information provided by Zenith International, a leading European marketing analyst, estimates the annual demand for water dispensers in the emerging markets of Western Europe and the UK is doubling every two years and has already reached approximately 250,000 units. Still, the home and commercial customer delivery portion of the bottled water industry is in its infancy compared to the United States. Germany and the UK lead the way in sales but even there, the percent of total volume distributed is only about one-fourth the percentage in the U.S.

The Point-of-Use: Walter Filtration Industry

Initial research by management of OSO indicates that there are over one million point-of-use dispensers in service in the United States.
Recent acquisitions, such as U.S. Filter's acquisition of Culligan, demonstrate an effort to consolidate an otherwise fragmented industry.
U. S. Filter, in its annual report for 1998, states that its subsidiary, Culligan, has 100 company owned stores and more than 1,000 independent franchised dealers marketing point-of-use dispensers nationally.

Sales and Distribution

OSO will sell its equipment and services directly to approximately 32 independent sales organizations. The majority of its sales will be through bottled water and water filtration distributors which purchase the equipment for resale or lease to the end user. OSO seeks to have a single sales organization within a particular market in order to foster a close relationship with its sales representatives and present a cohesive image to the market place. The sales force will be trained to the extent as to require only minimal technical support to complete the sale and service to the customer.

Competition

The market for water dispensers is dominated by three large well financed companies: Oasis Corporation, Sunroc Corporation and Cordley/Temprite, a division of Elkay Manufacturing Company, and is highly competitive. These manufacturers and distributors of drinking water dispensers have well established brand names, deep market penetration and greater financial and other resources than OSO. Additionally, they currently have a greater selection of products, which could be a disadvantage to OSO in securing customers which desire to offer a full line of products from one supplier. While OSO believes that it is well positioned to deliver a technologically advanced product geared to grow prospective customer's revenue through increased water consumption, there can be no assurance that any such advantage will in fact, cause drinking water distributors to purchase the product. The bottled water industry is dominated by several large companies such as The Perrier Group, McKesson Water Products, and Suntory Water Group, which have well established markets with anticipated growth of 5% or more. Other competitors, some of which may have greater financial and other resources than OSO may also enter the market in which OSO currently operates into which it or intends to expand. There can be no assurance that OSO will be able to compete successfully against these competitors.

Business Strategy

The focus of OSO to date has been to finalize the design of the water dispensers and to evaluate consumer reactions. The key business strategy presenting the Product is to provide a truly recognizable, distinct product in an otherwise undifferentiated market by emphasizing the incorporation of the icemaker in the Product.

Without any formal marketing effort OSO has to date received inquiries from some 1500 water bottling companies and distributors in the United States and abroad. Management believes that such inquiries could amount to potential orders in excess of 500,000 units, but at least all of the water dispensers it can produce at the present facility, 52,000 units annually.

During the next phase of its operation, OSO plans to concentrate primarily on setting up the production facility for its products and generating water cooler sales in the domestic and international marketplace. On the basis of inquiries received from the two IBWA exhibitions attended by representatives of OSO and other relevant industry data, the Company believes that its major international market potential lies in the following areas:

Sales Area
------------
Canada
Western Europe
Middle East
United Kingdom
Australia
Eastern Europe
India
Japan
Hong Kong
Philippines
Indonesia
Other

Sources of Raw Materials

Except for the Icemaker, OSO is not dependent on any one vender for the supply of the parts and raw materials required for the manufacture of the Products. Some of the parts are manufactured for OSO by vendors using OSO's tooling and are proprietary in nature. As the tools belong to OSO, any number of vendors can manufacture these parts. OSO also has some of the components manufactured overseas, which are quite critical. Although there are other sources available, any interruption of receipt from those countries will cause delays and may also result in higher prices.

Patent Application

OSO has filed an application for a United States Patent with the U.S. Patent and Trademark Office on April 3, 1999. It was assigned Serial No. 09/285,625. The first official notification is expected in six to nine months. There is no assurance that OSO will be granted a patent on all of its 27 or any of its claims.

Governmental Regulation

There is no regulation of the manufacture and marketing of drinking water dispensers.

Research and Development

OSO has ongoing research and development activities for additional products for the drinking water industry.

Competition

     OSO is engaged in a business whereby it competes with three dominant manufacturers of bottle fed dispensers, Sunroc Corporation, Elkay Manufacturing Company, and Oasis Corporation (formerly EBCO Manufacturing). Additionally, OSO's proprietary new bottle fed and plumbed-in water dispenser with integrated icemaker (the "Products") competes with the many other brands of bottle water fed water dispensers. Currently, the bottle water fed dispenser market is dominated by several large companies, such as Sunroc Corporation, Elkay Manufacturing Company, and Oasis Corporation, all of which have greater access to capital, are more familiar with the industry, and are more widely recognized by potential consumers.

Legal Proceedings

There are no legal proceedings pending.

Employees

     OSO currently has 14 full time and no part time employees. OSO's employees do not belong to any unions. Management of OSO enjoys good working relationships with its employees.

Property

     OSO leases its executive offices and plant located at 9000 9th Street, Rancho Cucamonga, California 91730 from Aetna Life and Casualty Company (the "Lessor"). The Lessor is not affiliated in any way to OSO or its officers, directors or principal shareholders. The facility is 33,500 square feet, of which 28,000 square feet is manufacturing space and 5,500 square feet is used for executive and administrative offices. This lease expires November 31, 2002.

     OSO's facilities are adequate for its current operations.

Year 2000 Issue

     OSO's current computer system has been updated to comply with any issues relating to the upcoming change in the century. OSO does not anticipate incurring significant expense with regard to Year 2000 issues.


Use of Proceeds

The Company, Oso Technologies, Inc. (A Development Stage Company) estimates the proceeds from the purchase transaction of approximately $40,000 received from escrowed cash less debt assumed on behalf of Frank's Express, Inc. will be used for general working capital purposes.

Capitalization

The following table sets forth as of March 31, 1999 Oso Technologies, Inc.'s actual capitalization and a pro forma capitalization giving effect to the purchase transaction with Frank's Express, Inc.

                                                   Omit $(000)
                                                                       Pro Forma
                                   Actual           Pro Forma         as Adjusted
Stockholder's equity:
  Preferred stock 10,000,000
    shares authorized 1,250,000
    issued and outstanding        $  250             $     0            $  250

  Common stock, $.00001 and
    $.05 par value respectively;
    10,000,000 shares authorized
    4,187,500 shares and 11,000,000
    issued and outstanding,
    respectively                        0           (1)   55                55

  Additional paid-in capital        1,161       (1)&(2)3,857             5,018

  Deficit accumulated during
    the development stage          (1,634)      (1)&(2)  331            (1,303)

  Total stockholder's deficit        (223)             4,243             4,020

  Total capitalization             $ (223)            $4,243            $4,020

The pro forma entries are based on the stockholders' equity of Frank's Express, Inc. at March 31, 1999 as follows:

    Common stock                   $    5
    Paid-in capital                    68
    Accumulated deficit               (29)
                                   $   44

(1) After giving effect to eliminating entries in combining the two companies and changing the capitalization of shares outstanding to reflect the purchase transaction in the exchange of common stocks.

(2) After giving effect to recording an increase in basis to equity based on the $5,000,000 valuation of the assets of Oso acquired in the purchase transaction. The allocation among the assets is $3,000,000 (amortized over 5 years) for drawings related to proprietary tooling and $2,000,000 for goodwill (amortized over 10 years) based on a three year cash flow projection. Amortization expenses included in accumulated deficit total $800,000.

(3) The pro forma capitalization does not include $271,500 in cash for common stock issued in April and May 1999. The Pro forma capitalization also does not reflect a preferred stockholder agreement subject to due diligence (described elsewhere herein) which calls for $900,000 net of fees of $100,000 of newly issued preferred stock at a 12% per annum dividend rate.

MANAGEMENT DISCUSSION ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OSO'S

The following discussion should be read in conjunction with our financial statements and related notes thereto.

Overview

Oso Technologies, Inc. (A Development Stage Company) effectively began operating in research and development activities in April, 1997 to develop a prototype product line to market proprietary water dispensers to water bottling distributors worldwide. After two years of product development OSO has approximately $350,000 in sales orders for June and July 1999 delivery. OSO has developed tooling which will be delivered when paid for, equipment and inventory to assemble components into finished product, a 33,000 square foot manufacturing warehouse facility plus an infrastructure which includes sales, marketing, manufacturing, administrative personnel and Board of Directors which includes an outside board member that are influential in the water bottling distribution industry.


Year Ended March 31, 1999 Compared with Year Ended March 31, 1998

Results of Operations

Revenues, costs of sales, and gross profits did not exist as OSO was in the development stage process of bringing a product line to market.

Operating Expenses

Marketing expenses in fiscal year ended March 31, 1999 was approximately $54,000 compared to $37,000 for the same period the prior year; an increase of 41% as a result of getting feed back on what the market wanted or expected.

General and administrative expenses which include mainly research and development activities to develop a proprietary product line was $984,000 in the year ended March 31, 1999 compared to $515,000 in the same period a year ago, a 91% increase to get the prototype products ready for manufacturing and sale to customers.

Interest expense in year ended March 31, 1999 was $17,000 compared to $3,000 of income for the same period a year ago as a result of loans used to finance OSO in the development stage of designing and making prototype products.


Year Ended March 31, 1998 Compared with Year Ended March 31, 1997

OSO although incorporated in November 1996 did not effectively start its development stage phase of operating until approximately April 1997 and therefore there is no comparability with the fiscal year ended March 31, 1997.

Liquidity and Capital Resources

From inception, OSO has financed the Development Stage from private investment including loans payable which has been used to make proprietary prototype models for OSO in anticipating what its customer market expects.

At March 31, 1999, OSO in the development stage has used in cash for its research and development stage of operations $676,000 and $552,00 for the years ended March 31, 1999 and 1998 respectively.

Cash flows from investing activities was as follows:

Equipment purchases for year ended March 31, 1999 was $254,000 compared to $65,000 the prior year. Cash raised during year ended 1999 in preferred stock was $250,000 compared to $528,000
in common stock in the earlier year.   OSO spent the $675,589 in cash
for its development stage operations in fiscal year ended March 31, 1999.

Cash flows provided from loan payable short-term debt was $361,000 in year ended 1999. The loans payable may have to be subordinated as a condition to get additional equity financing. The interest rate on the debt is 10% per annum. OSO has entered into a term sheet for the sale of preferred stock, subject to the consumation of due diligence, the placement of which will contribute net proceeds of $900,000 and up to $1,000,000 credit enhancement facility for account receivable, inventory and equipment lines of credit. The Preferred stock will receive a 12% per annum dividend compounded and at closing will receive 10% of OSO on a fully diluted basis. After three years if the preferred stock financing is not repaid, they will own 30% of OSO and their shares will be converted into common stock on a fully diluted basis. The letter of intent also calls for a monthly $5,000 management fee until the preferred stockholders are repaid plus all loan payable to be subordinated until the preferred financing is paid in full.

OSO on May 7, 1999 entered into an agreement to be purchased by Frank's Express, Inc., which is reporting under the Securities Act of 1934, as amended. The above purchase transaction is considered a tax free exchange of common stock. Frank's Express, Inc. is a blank check Acquired Company with escrowed cash of $93,000 and assumed liabilities of $54,000. Both companies will settle up based on May 31, 1999 cash and payable balances. The estimated free cash is $39,000. The above transaction must wait for a 20 to 45 day 80% shareholders confirmation period after it is registered with the Securities and Exchange Commission.

Oso Technologies, Inc. (A Development Stage Acquired Company), as of March 31, 1999 had negative working capital of approximately $594,000 and a stockholder's deficit accumulated during the development stage of approximately $224,000 and sales orders totaling $350,000. OSO also received an additional $271,500 from private investors in April and May 1999.

OSO has a going concern issue unless it receives adequate funding from the preferred stockholders and the credit facility against future operating lines of credit against collateral balances related to receivables, inventory and equipment.

OSO currently plans to spend approximately $375,000 in the next year as follows: tooling $175,000, manufacturing equipment $125,000 and leasehold improvements $75,000 to make the factory fully compliant to make the finished product based on anticipated sales orders and financing. OSO believes if its gets the preferred stock financing and credit enhancement facility in place in a timely manner, Oso Technologies, Inc. will have adequate capital resources for the next twelve (12) months.

Year 2000 Contingency

OSO is aware of the issue associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. OSO is reviewing both its information technology and its non-information technology systems to determine whether they are year 2000 complaint, and to date OSO has not identified any material systems, which are not year 2000 complaint.
OSO has not made a material expenditure to address the year 2000 problem and at present does not anticipate that it will be required to make any such material expenditure in the future.

OSO has initiated formal communications with all significant suppliers and service providers to determine the extent to which OSO is vulnerable to those third parties' failure to remediate the year 2000 problem. Although OSO has received verbal assurances of year 2000 compliance from certain of such third parties, OSO has not yet received written assurances of year 2000 compliance from third parties with whom it has relationships. OSO believes its operations will not be significantly disrupted even if third parties with whom OSO has relationships are not year 2000 compliant.

In the event that OSO's suppliers are unable to provide sufficient quantities of materials or goods to OSO as a result of their failure to be year 2000 compliant, OSO believes that it can obtain adequate supplies of materials and goods at comparable prices from other sources.

New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB")issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this statement has had no impact on OSO's results of operations, financial position or cash flows.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures About Segment of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for public business enterprises to report information about operating segments in annual financial statement and requires that those enterprises report selected information about the operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement has had no impact on OSO's results of operations, financial position or cash flows.

New Accounting Pronouncements (cont'd)

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded on other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. OSO does not expect the adoption of this standard to have a material impact on OSO's results of operations, financial position or cash flows.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting the Costs of Start-Up Activities ("SOP 98-5") requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Management has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on OSO's results of operations, financial position or cash flows.


MANAGEMENT

Directors and Executive Officers

     Set forth below is certain information regarding the directors and executive officers of Franks' and OSO. The officers and directors of Franks' are expected to resign upon consummation of the Merger.

FRANKS' EXPRESS, INC.

     Set forth below is information regarding the officers and directors of
Franks'.

Name                           Age            Position with Franks'

Charles Burton                 47             President, Director


Roger D. Jones                 31             Secretary, Director
Address

Sandra S. Steinberg            46             Treasurer, Director
Address

(1) May be deemed "Promoters" of Franks', as that term is defined under the Securities Act.

BIOGRAPHY

The following sets forth biographical information for at least the past five years as to the business experience of each officer and director of the Company and their age and positions with the Company:

     PRESIDENT AND DIRECTOR.   Charles Burton, age 47, currently serves
asPresident and Director of the Company, a position he has held since April15, 1997. Mr. Burton served as Secretary and a Director of the Company from January 2, 1997 until April 15, 1997, when he was elected President.

     Mr. Burton is a graduate of Kenyon College where he obtained a
bachelors degree in Political Science in 1971.   From 1972 to 1976,
Mr.Burton served as a special assistant to George Clark Martin, President of the National Association of Home Builders in Louisville, Kentucky. From 1977 to 1985, Mr. Burton was employed as a licensed securities broker with S. W. Devanney and Co., Inc. in Denver,
Colorado.   He was employed with Kober Financial Inc. from 1985 to 1988 as a wholesale securities trader. Thereafter, Mr. Burton was employed by Fitzgerald, Talman, Inc. as a wholesale securities trader for the remainder of 1988. In 1989, Mr. Burton became self-employed as a financial consultant. His consulting experience included rendering advice with respect to mergers and acquisitions, and assisting various companies in developing public trading abilities. During this time, Mr. Burton also served as President of Wild Creek Oil Company, Inc. From 1992 to 1993, he was employed by Paramount Investments International, Inc. as a wholesale trader. In 1993 he left Paramount to devote his efforts to development of LPR Cybertek, Inc., an internet financial services company located in Denver, Colorado, where he was co-owner and Vice-President. In May of 1996, he assisted with the merger of Wild Creek Holding Company, Inc., a publicly traded company, with TNB, an international trading and export concern. Mr. Burton continues to operate his independent financial consulting service business, but presently concentrates his efforts on assisting individuals in making financial decisions.

SECRETARY AND DIRECTOR.  Roger D. Jones, age 31, currently serves as
Secretary and a Director of the Company.   Mr. Jones has served as a
Director of the Company since January 2, 1997 and prior to taking over duties as Secretary of the Company, Mr. Jones served as its interim Company President from January 2, 1997 until April 15, 1997.

     Mr. Jones graduated from Lake Forest College Lake Forest, Illinois in 1987 with a bachelors degree in history. Since that time, Mr. Jones has been employed by the McDonald's Corporation in various capacities. Mr. Jones relocated to Aurora, Colorado in April of 1988. Mr. Jones attended the highly regarded Hamburger University sponsored by the McDonald's Corporation in 1992, where course work included studies in advertising, marketing, restaurant profit and loss statements, restaurant layout and maintenance. In December of 1992, Mr. Jones became the Restaurant Manager for McDonald's in Aurora, Colorado. Mr. Jones has also assisted McDonald's Corporation's Regional Training Department, training assistant managers from the seven-state Rocky Mountain Region.

TREASURER AND DIRECTOR:   Sandra  S.  Steinberg, age 46, has been a
Director of the Company since its inception in 1991. She currently serves as the Treasurer of the Company, a position she has held since
January 2, 1997.   Mrs. Steinberg served as the President of the
Company from 1991 until January 2, 1997, which included the period when the Company operated retail food eateries which sold primarily hot dogs and related items and ice cream, and a significant period where the Company did not actively conduct business activities.

     Mrs. Steinberg obtained her securities broker's license in 1985 and was employed for a period of two months by Tri-Securities, a brokerage firm located in Englewood, Colorado that specialized in sale
of  stocks  and bonds.   Thereafter, Mrs. Steinberg became a registered
representative with J. W. Gant, a position she held until October of 1986. She was associated with Guildcor Financial Inc. from October of
1986 until January of 1988, where she also sold securities.   Mrs.
Steinberg was then employed by Capital Securities for approximately 11 months in 1988. She left that position to become President and Chairman of the Board and Directors of Franks for the Memories, Inc., a food service business retailing hot dogs. Franks' Express, Inc. was formed in 1991 to engage in the restaurant and food service business and Mrs. Steinberg supervised its active business operations until November, 1993.

     Although it is possible that Officers and Directors of the Company may become involved in other blank check or blind pool companies in the future, none of such other companies will join the Company in a Business Combination.

OSO TECHNOLOGIES, INC.

     Set forth below is information regarding the officers and directors of
OSO:

Name                      Age       Position with the Company

Vipin Sahgal                          President, Chief Executive
                                      Officer, Director
Roger Frock                           Chairman
Manoj " Mani" Mukherjee               Director of International Sales,
                                      Director
William Dahlman                       Director
Suresh Kodkani                        Director
Tom Lucas                             Vice President of Manufacturing
Frank Lopez                           Vice President of Operations
David Hutchinson 	                     Director of National Sales &
                                      Service

BIOGRAPHY

Vipin Sahgal:  Mr. Sahgal is currently President/CEO of OSO
Technologies, Inc. and is one of its founders.   From 1994 to 1996 he
was President/CEO of STT International, Inc. an engineering and design company. From 1975 till 1994 he was active as a management consultant
in the field of acquisitions mergers and corporate finance.   Mr.
Sahgal has lived in the United States since 1968 and received a degree in Electrical Engineering at the University of West Berlin, Germany in 1963.

Thomas A. Lucas: Vice President of Manufacturing has over 20 years experience in manufacturing, working as either Director or Vice President of Manufacturing for major companies including Bausch & Lomb Surgical, Horizon Medical Products, Johnson & Johnson and Newell Company. During his career, Mr. Lucas has managed a workforce of over 700 people, conceived and implemented Total Quality Management Procedures, established production lines, plant engineering and production controls. Mr. Lucas holds a BS Degree in Industrial Engineering from Pennsylvania State University and an MBA from Pepperdine University, California.

Frank Lopez: Vice President of Operations was for the past 3 years Director of Operations for MXI Inc., a new products development company where he was responsible for product design documentation. From 1990 to 1995, he was a partner and in charge of operations for The Marina Group, a company specializing in the take-over of financially distressed companies. For seven years prior to that he was Vice President - Technology for the Vista Group, a venture capital, mergers and acquisitions company. Mr. Lopez also worked for Emerson Electric, Moog, Inc., and as a design engineer on the F-15 for McDonnell Douglas. Mr. Lopez has a BS in Mechanical Engineering from Texas A&M University and an MBA in Marketing from Loyola University, Chicago.

David F. Hutchinson: Director of National Sales and Service, has over 10 years of experience in the Bottled Water industry with Arrowhead Mountain Spring Water, a Perrier Group of America Company, first as an Operations Manager and finally as Director of Equipment Services. For the past 2 years he was Director of sales for Kel-Jac Engineering, Inc., a Company involved in the Design and Sale of products specifically to the Bottled Water industry. Mr. Hutchinson is a Graduate of University of Portland and served with the United States Army as an Officer for 7 years and left as a Tank Company Commander.

Roger J. Frock: Mr. Frock is currently President and CEO of Business Services International, a broad line management consulting firm located in Annapolis, Maryland. BSI's practice includes logistics planning and supply chain management, system integration and new venture startup management for a wide variety of clients including airlines, soft drink companies, motor carriers, distributors and medical care providers. He served as a member of the Board of Directors of Federal Express Corporation and held several other senior management positions including General Manager and COO during the first ten years of that company's operations. Prior to FedEx, he spent 12 years with A T Kearney consultants as a principal in their transportation and physical distribution practice. He is a graduate of the University of Michigan holding degrees in Industrial Engineering and a Masters Degree in Business Administration.

Suresh Kodkani: Mr. Kodkani has over 25 years experience as Sales, Project and Marketing Executive with one of world's foremost engineering and electronics company, ASEA Brown Boveri located in Switzerland. Mr. Kodkani negotiated and successfully completed the acquisitions of Power Plants, Steel Complexes and Technical joint ventures in numerous countries in East Europe, Japan, China, India and Brazil. Mr. Kodkani is currently working as an independent Consultant for numerous international clients. He has a Masters in Electrical Engineering from University of West Berlin, Germany. Mr. Kodkani is a Swiss national and lives in Switzerland.

Manoj K. Mukherjee: Mr. Mukherjee is an entrepreneur, investor and an experienced international marketing and sales executive. He has been involved in several industries and enterprises in the United States and Europe including as a developer of major real estate. .Mr. Mukherjee has been in the United States since1976 and is a citizen.

William Dahlman: Mr. Dahlman has over 25 years of experience in the beverage industry. He was initially with Coca Cola and was President and COO of Arrowhead Water Products when it was sold to The Perrier Group of France. He was then hired by Suntory Group, Japan's leading Distillers to start their flagship Water Company, The Suntory Water Group. After a successful launch, some 4 years later he left to start his own consulting practice. Mr. Dahlman has advised numerous clients in over a dozen countries. Mr. Dahlman is presently President and CEO of a consulting firm The Employee Group.

Executive Compensation

Franks'
     Franks' has not compensated any officers, directors or employees to date.

OSO TECHNOLOGIES, INC.

     The following summary compensation table sets forth compensation information for services performed during each of the three (3) fiscal years ended December 31, 1998, 1997, and 1996 by OSO's executive officers.

Summary Compensation Table

Name and Principal            Fiscal              Annual
Position(2)                    Year             Compensation(1)

Vipin Sahgal(3)(4)              1998                   $0
President, CEO,                 1997(2)                $0
Treasurer                       1996                   N/A

Manoj Mukheherjee(4)            1998                   $0
Director of International
  Sales, Secretary              1997(2)                $0
                                1996                   N/A

Tom Lucas(4)
Vice President manufacturing    1998                  $90,000
                                1997                   N/A
                                1996                   N/A

Frank Lopez                     1998                  $90,000
Vice President Operations       1997                   N/A
                                1996                   N/A
(1)Includes salary, bonus, medical, pension and housing allowance.
(2)Estimated
(3)On April 22, 1999, Anthony Fox resigned from his position.   On
April 22, 1999, Vipin Sahgal became Treasurer of OSO Technologies, Inc.
(4) Vipin Sahgal, Manoj Mukheherjee and Tom Lucas currently have five
year employment contracts with OSO Technologies, Inc.   To date, no
amounts have been paid.   Any amounts due and owing have been accrued.

(1) Both Mr. Sahgal and Mr. Mukherjee have an Employment contract with the OSO Technolgoies, Inc. which will be ratified by the Board of Directors after the acquisition.


DESCRIPTION OF SECURITIES  - FRANKS'

     CAPITALIZATION. The Company's authorized capital stock consists of 10,000,000 shares of $.0001 par value common stock and 10,000,000 shares of .0001 par value preferred stock.

     COMMON STOCK.  All shares of common stock have equal voting rights
and are not assessable.   Voting rights are not cumulative, and,
therefore, the holders of more than 50% of the common stock of the Company would be able to elect all of the directors of the Company.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and after the satisfaction of all priority claims by holders of the Company's preferred stock (assuming preferred stock is issued in the future), will be distributed pro rata to the holders of the common
stock.   The holders of the common  stock  do  not  have  preemptive rights to subscribe for any securities of the Company, and have no right to require the Company to redeem or purchase their shares. The shares of common stock presently outstanding are, and the shares of common stock to be sold pursuant to this offering will be, upon issuance, fully paid and nonassessable.

     Holders of common stock are entitled to share equally in dividends when, as, and if declared by the Board of Directors of the Company, out of funds legally available therefor, after payment of any dividends then owing to the holders of the Company's preferred stock, if any is outstanding. The Company has not paid any cash dividends on its common stock, and it is unlikely that any such dividends will be declared or paid in the foreseeable future.

     PREFERRED STOCK. The Company is authorized to issue 10,000,000 shares of preferred stock, $.0001 par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. It is therefore possible that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders superior to those of the holders of common stock.

Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to
issue preferred shares without shareholder  approval.   The issuance of
preferred stock may have the effect of delaying or preventing a change in control of the Company.

DIVIDENDS

     The Company does not expect to pay dividends prior to the consummation of a Business Combination. Future dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition subsequent to the consummation of a Business Combination. The payment of dividends subsequent to the consummation of a Business Combination will be within the discretion of the Company's board of directors existing at that time. The Company presently intends to retain all earnings, if any, for use in the Company's business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.


FRANKS'

Common Stock

     Franks' is authorized to issue twenty million (20,000,000) shares of common stock, $.0001 par value per share, of which 100,000 shares were issued and outstanding as of the date of this prospectus. 97,000 shares were issued to eight (8) shareholders in 1995. Franks' relied on an exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended, when issuing these shares. The 100,000 shares includes the 3,000 shares of Registered Common Stock subject to the Reconfirmation Offering. Each outstanding share of common stock of Franks' is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

     The holders of Franks' common stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of Franks'; (ii) are entitled to share ratably in all of the assets of Franks' available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of Franks'; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     All shares of registered Common Stock which are the subject of this Reconfirmation Offering, when issued, will be fully paid for and non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of common stock of Franks' do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Franks' if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of Franks'directors. At the completion of the Reconfirmation Offering, the present officers and directors and present shareholders of Franks', including those Franks' shareholders who are also shareholders of OSO, will beneficially own 10% of the then outstanding shares, with the former OSO shareholders in possession of 90% of Franks' stock. (See "MERGER-Terms and Conditions of Merger" and "Certain Transactions").

Reports to Stockholders

     Franks' intends to continue to furnish its stockholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. Franks' fiscal year ends on December 31.

Non-Cumulative Voting

     The holders of shares of Franks' Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so chose. In such event, the holders of the remaining shares will not be able to elect any of Franks' directors. Franks' current shareholders, including those Franks' shareholders who are also shareholders of OSO, will own 10% of the common shares outstanding after the Merger. (See "Certain Transactions.")

Dividends

     Franks' has no earnings, and has paid no dividends to date. Since Franks' is a blank check company with its only intended business being the search for an appropriate Business combination, Franks' does not anticipate having any earnings until such time that a business combination is reconfirmed by the stockholders. However, there are no assurances that upon the consummation of a business combination, Franks' will have earnings or issue dividends. Therefore, it is not expected that cash dividends will be paid to stockholders until after a business combination is reconfirmed.

Transfer Agent

     Franks' has appointed Corporate Stock Transfer, 370 17th Street, Suite 2350, Denver, Colorado 80202, as the Transfer Agent for
Franks'common stock.


OSO TECHNOLOGIES, INC.
Description of Securities

The authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

As of May 15, 1999 there were 4,405,800 shares of common stock outstanding held of record by 62 shareholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may accumulate votes in the election of directors. Holders of common stock are also entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratable in all assets remaining after payment of liabilities of the Company. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of common stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

Preferred Stock

As of May 15, 1999 the Company has issued 1,250,000 shares of non-voting Series A Preferred Stock. The Preferred Stock authorized may be issued from time to time in series. The Board of Directors of the Company is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors. The ability of the Board of Directors to determine the rights, preferences, privileges and limitations of the Shares of Preferred Stock, specifically the voting rights, could result in a potential anti-takeover effect of the
Preferred Stock.   Such rights, preferences, privileges and limitations
as may be established by the Board of Directors could have the effect of impeding or discouraging a change in control of the Company.


Common Stock

     The holders of shares of OSO Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so chose. In such event, the holders of the remaining shares will not be able to elect any of OSO's directors. OSO's current shareholders will own 90% of the common shares outstanding after the Merger.

Dividends

     OSO has paid no dividends to date.

Transfer Agent

OSO intends to appoint Corporate Stock Transfer, 370 17th Street, Suite 2350, Denver, Colorado 80202, as its Transfer Agent after the Merger.

                       PRINCIPAL SHAREHOLDERS

FRANKS'

     The following table sets forth certain information regarding the beneficial ownership of the Franks' Common Stock as of the date of this Prospectus by (i) each person known to Franks' to beneficially own 5% or more of Franks' Common Stock, (ii) each director of Franks' and
(iii) all directors and executive officers of Franks' as a group. All information with respect to beneficial ownership has been furnished to Franks' by the respective director, executive officer or 5% shareholder, as the case may be.

                                  	 PERCENTAGE OF OUTSTANDING SHARES

                                                        AFTER     AFTER
                         NO. OF      DATE    BEFORE     MINIMUM   MAXIMUM
                         SHARES(1) ACQUIRED  OFFERING   OFFERING  OFFERING
Charles Burton . .   . . 100,000    4/15/97   10.00%     9.52%       9.09%
2903 South Uinta Street
Denver, Colorado  80231

Roger D. Jones . . . .     5,000    4/15/97   0.50%      0.48%       0.45%
1519 South Telluride Street
Aurora, Colorado  80017

Sandra  S. Steinberg . . .745,000(2) 6/15/91 74.50%     70.95%      67.73%
12146 East Amherst Circle
Aurora, Colorado  80014

Daniel C. Steinberg.. . .  50,000    2/20/94    5.00%       4.76%    4.55%
747 East First Street #210
Denver, Colorado  80203

Jamie L. Steinberg. . . .  50,000    2/20/94    5.00%       4.76%    4.55%
432 East Wellington #305
Chicago, Illinois  60657



David M. Summers. . . . .  50,000    4/15/97    5.00%       4.76%    4.55%
5670 Greenwood Plaza Blvd.
Suite 422
Englewood, Colorado  80111

                         --------              -------      ------   -----
                        1,000,000                100%        100%     100%
                        =========                ====        =====    =====

Total ownership by all
persons  listed
above who are also
officers and directors
of the Company  .. . . .  850,000               85.00%       80.95%    77.27%

(1) Rule 13d-3, promulgated under the 1934 Act which concerns the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly ,through any contract, arrangement, understanding relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within 60 days through means, including, but not limited to, the exercise of any option, warrant or conversion of a security.
Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(2) Excludes an aggregate of 100,000 shares owned by Mrs. Steinberg's children, Daniel C. Steinberg (50,000 shares) and Jamie L. Steinberg (50,000 shares), for which Mrs. Steinberg disclaims any beneficial ownership interest. All common shares owned by the officers, directors and principal shareholders listed above are "restricted or control
securities" and, as such, are subject to limitations on resale.   Such
shares may be subject to contractual arrangements or pledges of the Company's securities, known to the Company, which may at a subsequent date result in a change of control of the Company.

                               Amount and Nature of    Amount and Nature of
                               Beneficial Ownership    Beneficial Ownership
                               Prior to the Merger(1)  After the Merger (2)

                                Number       Percent    Number       Percent
Beneficial Owners              of Shares    of Class   of Shares    of Class
Charles Burton                  100,000       9.09%     100,000        .91%
2903 South Uinta Street
Denver, Colorado  80231

Roger D. Jones                    5,000       0.45%       5,000        .05%
1519 South Telluride Street
Aurora, Colorado  80017

Sandra  S. Steinberg            745,000(2)   67.73%     745,000       6.77%
12146 East Amherst Circle
Aurora, Colorado  80014

Daniel C. Steinberg              50,000       4.55%      50,000        .45%
747 East First Street #210
Denver, Colorado  80203

Jamie L. Steinberg               50,000      4.55%       50,000        .45%
432 East Wellington #305
Chicago, Illinois  60657

David M. Summers                 50,000      4.55%       50,000        .45%
5670 Greenwood Plaza Blvd.
Suite 422
Englewood, Colorado  80111

Total ownership by all
persons listed
above who are also
officers and directors
of the Company  .. . . .       850,000      77.27%     850,000        7.73%

(1) Rule 13d-3, promulgated under the 1934 Act which concerns the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly ,through any contract, arrangement, understanding relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within 60 days through means, including, but not limited to, the exercise of any option, warrant or conversion of a security.
Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(2)  Excludes an aggregate of 100,000 shares owned by Mrs. Steinberg's children,  Daniel  C.  Steinberg (50,000 shares) and Jamie L. Steinberg
(50,000 shares), for which Mrs. Steinberg disclaims any beneficial ownership interest.  All common shares owned by the officers, directors and principal shareholders listed above are "restricted or control
securities" and, as such, are subject to limitations on resale.   Such
shares may be subject to contractual arrangements or pledges of the
Company's securities, known to the Company, which may at a  subsequent date result in a change of control of the Company.



OSO TECHNOLOGIES, INC.

     The following table sets forth certain information regarding the beneficial ownership of the OSO's Common Stock as of the date of this Prospectus by (i) each person known to OSO to beneficially own 5% or more of OSO's Common Stock, (ii) each director of OSO and (iii) all directors and executive officers of OSO as a group. All information with respect to beneficial ownership has been furnished to OSO by the respective director, executive officer or 5% shareholder, as the case may be.

Option Holder         Number of Shares     Exercise Price/Share            Expire

Dr. H. K. Shamsunder      50,000                     $1.00                  3/00
Roger Frock               50,000                      1.00                  4/00
Vinod Roy                 50,000                      1.00                  3/00
Vipin Sahgal             400,000                       .10                  8/02
William H. Dahlman        50,000                       .10                  5/00

Name and Address of           Number of Shares              Percent of
Beneficial Owner          Beneficially Owned (1)         Common Stock (2)

Bharti Sahgal                    600,000                       13.6%
15 N. Beacon Street #704
Allston, MA 02134

Bharat Sahgal                    600,000                       13.6%
15 N. Beacon Street #704
Allston, MA 02134

Nitin Parikh & Family            525,000                       11.9%
38 Fullerton Road
la Mirada, CA

Dr. Shamsunder & Family          250,000                        5.7%
6028 William Bent Road
Hidden Hills, CA

Manoj Mukherjee & Family         760,000                       17.2%
4634 Esparto Road
Woodland Hills, CA 91364

Ms. Padma Sahgal	                500,000                       11.3%
15103 Encanto Drive
Sherman Oaks, CA 91603


(1) To the Company's knowledge, each person has sole voting and sole investment power with respect to the Shares shown, subject to community property laws, where applicable.
(2) Rounded to the nearest one-tenth of one percent, based on 4,405,800 Shares of Common Stock outstanding.

Based on 11,000,000 shares to be outstanding after the merger.

CERTAIN TRANSACTIONS

Franks' Express Inc. was incorporated in Colorado on May 17, 1991.   On
May 15, 1998, Franks' initial public offering was declared effective by the Securities and Exchange Commission.  Pursuant to this offering,
100,000 shares of common stock were offered at $1.00 per share on a
"best efforts, all or nothing basis." As a result of the public offering, $100,000.00 was raised.  This offering closed on May 15,
1998.

INFORMATION CONCERNING FRANKS'

      Franks' has heretofore filed the following with the Commission pursuant to the Securities Exchange Act of 1934, as amended:

     (1)  Annual Report on Form 10-KSB for the fiscal year ended
December 31, 1998;
     (2) Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999;

The above-mentioned reports are not incorporated by reference, but copies may be obtained at the offices of the Securities and Exchange
Commission. (See "FURTHER INFORMATION.")


LEGAL MATTERS

          An opinion as to the validity of the securities offered hereby has been passed upon for Franks' by David M. Summers, 5670
Greenwood Plaza Boulevard, Suite 422, Englewood, Colorado 80111, counsel to Franks'. No proceeds of Franks' initial public offering were paid to David M. Summers.

EXPERTS

          The financial statements of OSO included in this prospectus have been audited by Oppenheim & Ostrick, Certified Public Accountants,
4256 Overland Avenue, Culver City, California 90230, independent auditors, and are included in reliance upon the reports of such firm
given upon their authority as experts in accounting and auditing.   The
financial statements of Franks' for the years ended December 31, 1998,
December 31, 1997, December 31, 1996 included in this Prospectus have been so included in reliance on the report of Janet Loss, 3525 South
Tamara Drive, Suite 120, Denver, Colorado 80237, Certified Public
Accountant, given on the authority of said firms as an expert in accounting and auditing.

LITIGATION

     Franks' knows of no litigation pending, threatened or contemplated, or unsatisfied judgements against it, or any proceedings in which it is a party. Franks' knows of no legal actions pending or threatened or judgements entered against Franks' officers and directors in their capacity as such.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Articles of Incorporation of Franks' provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Colorado. The Articles of Incorporation also limit the personal liability of Franks' directors to the fullest extent permitted by the Colorado Revised Statutes. The
Colorado Revised Statutes contain provisions entitling directors and officers of Franks' to indemnification from judgments, fines amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Franks', provided said officers or directors acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the company or was illegal.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Franks' pursuant to the foregoing provisions, or otherwise, Franks' has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Franks' of expenses incurred or paid by a director, officer or controlling person of Franks' in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Franks' will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


FURTHER INFORMATION

     Franks' is subject to the reporting requirements of the Securities
Exchange Act of 1934 (the "Exchange Act") and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").  Such
periodic reports, proxy statements and other information filed by
Franks' can be inspected without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C.
20549 or at the Commission's web site: www.sec.gov.  Copies of such material can be obtained at prescribed rates upon request from the
Public Reference Section of the Commission at 450 Fifth Street, NW,
Washington, D.C. 20549.     Franks' has filed with the Commission in
Washington, D.C., a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus.  This


Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Franks' and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission or at the Commission's web site: www.sec.gov.
Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration
Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

             INDEX TO FINANCIAL STATEMENTS

       FINANCIAL STATEMENTS - OSO TECHNOLOGIES, INC.
 (A DEVELOPMENT STAGE COMPANY)

                                          Page
Independent Auditors' Report               F-1

Balance Sheets                             F-2

Statements of Operations and
    Accumulated Deficit                    F-3

Statement of Stockholders' Deficit	         F-4

Statements of Cash Flows 	                 F-5

Notes to Financial Statements              F-6 - F-14


UNAUDITED PRO FORMA FINANCIAL DATA - UNAUDITED

Pro Forma Financial Data                   F-15
Pro Forma Balance Sheet                    F-16
Pro Forma Statement of Income (Loss)       F-17




                   INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Oso Technologies, Inc.
(A Development Stage Company)
(A California Corporation)
Rancho Cucamonga, California


We have audited the accompanying balance sheets of Oso
Technologies, Inc. (A Development Stage Company) (A California
Corporation) as of March 31, 1999 and 1998 and the related statement of operations, stockholders' deficit and cash flows for the years ended March 31, 1999 and 1998. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted the audits in accordance with generally accepted
auditing standards.   These standards require that we plan and
perform the audit to obtain reasonable assurance about whether
the financial statements are free of material misstatement.   An
audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oso Technologies, Inc. (A California Corporation) as of March
31, 1999 and 1998 and the results of it's operation and its cash flows for the years ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Oppenheim & Ostrick,
Certified Public Accountants

Culver City, California
May 28, 1999







                        F-1



                              OSO TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           (A CALIFORNIA CORPORATION)
                                 BALANCE SHEETS
                                 MARCH 31, 1999

                                     ASSETS
                                                         1999            1998
Current assets:
  Certificate of deposit - pledged                   $        0    $   500,000
  Inventory                                             236,388              0
  Due from officer                                        5,879              0
  Prepaid expenses                                            0         12,365
  Deferred registration costs                            38,250              0

        Total current assets                            280,517        512,365

Property & equipment (at cost)                          119,904         65,600
  Less accumulated depreciation                         (16,591)             0

  Net depreciated value                                 103,313         65,600
  Construction in progress                              200,164              0

        Property and equipment, net                     303,477         65,600

Other assets:
  Deposits                                               67,030         75,230

        Total other assets                               67,030         75,
                                                    $   651,024    $   653,195

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank overdraft                                    $    10,642    $     6,894
  Line of credit - bank                                       0        500,000
  Accounts payable                                      211,069         38,309
  Accrued expenses                                      280,018         20,823
  Income taxes payable                                      800            800
  Contract payable                                            0          8,542
  Customers deposit                                      11,060              0
  Loan payable - related party                           50,000              0
  Loan payable - other                                  311,000         50,000

          Total current liabilities                     874,589        625,368

Stockholders' equity:
  Common stock, par value $.00001, authorized
    10,000,000 shares, issued and outstanding
    4,187,500 and 1,762,500                                  42             18
  Additional paid-in capital                          1,161,527        594,051
  Preferred stock, authorized 10,000,000 shares
    issued and outstanding 1,250,000 shares in
    1999, none in 1998                                  250,000             0
  Accumulated deficit during the development stage   (1,635,134)      (566,242)

          Total stockholders' equity (deficit)         (223,565)        27,827
                                                    $   651,024    $   653,195

               See the accompanying notes and accountants' audit report which are integral parts of this statement

                            OSO TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            (A CALIFORNIA CORPORATION)
                 STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                  FOR THE PERIODS ENDED MARCH 31, 1999 AND 1998

                                                                March 31,
                                                         1999              1998
Net sales                                           $         0       $         0

Cost of sales                                                 0                 0

Gross profit                                                  0                 0

Operating expenses                                    1,037,987           568,513

Operating loss                                       (1,037,987)         (568,513)

Other income (expense)                                  (16,618)            3,071

Loss before taxes                                    (1,054,605)         (565,442)

Income taxes                                                800               800

Net loss                                            $(1,055,405)      $  (566,242)

Loss per share                                      $      (.36)      $      (.64)

Weighted number of shares outstanding                 2,975,000           881,250



See accompanying accountants' audit report and notes which are integral parts of this statement

                  OSO TECHNOLOGIES, INC.
              (A DEVELOPMENT STAGE COMPANY)
               (A CALIFORNIA CORPORATION)
               STATEMENTS OF STOCKHOLDERS' DEFICIT
          FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

                                        Paid-in
                                   Capital in
                         Common Stock     Preferred Stock   Dividend    Excess      Net          Ending
                        Shares  Amounts   Shares   Amounts  Payable     of Par      Loss         Balance
Beginning balance            0 $    0          0 $      0  $      0  $        0  $        0  $         0

Issuance of common
stock                1,200,000     12          0        0         0     527,807           0      527,819

Issuance of common
stock in exchange
for service            410,000      4          0        0         0      40,996           0       41,000

Issuance of common
stock in lieu of
bonus payment            2,500      0          0        0         0         250           0          250

Issuance of common
stock converted from
loan payable           150,000      2          0        0         0      24,998           0       25,000

Net loss, March 31,
1998                         0      0          0        0         0           0    (566,242)    (566,242)

Ending balance
March 31, 1998       1,762,500     18          0        0         0     594,051    (566,242)      27,827

Issuance of common
stock converted
from loan payable      550,000      6          0        0         0     379,994           0      380,000

Issuance of common
stock in exchange
for service            325,000      3          0        0         0      32,497           0       32,500

Issuance of common
stock in lieu of
compensation         1,550,000     15          0        0         0     154,985           0      155,000

Issuance of preferred
stock                        0      0  1,250,000  250,000         0           0           0      250,000

Dividend                     0      0          0        0   (13,487)          0           0      (13,487)

Net loss, March 31,
1999                         0      0          0        0         0           0  (1,055,405)  (1,055,405)

Ending balance
March 31, 1999       4,187,500 $   42  1,250,000 $250,000  $(13,487) $1,161,527 $(1,621,647) $  (223,565)


See accompanying accountants' audit report and notes which are integral parts of this statement

                   OSO TECHNOLOGIES, INC.
                (A DEVELOPMENT STAGE COMPANY)
                  (A CALIFORNIA CORPORATION)
                    STATEMENT OF CASH FLOWS
            FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

                                                              1999             1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $(1,055,405)       $(566,242)
  Non-cash expenses included in net income:
    Depreciation                                               16,591                0
    Issuance of common stock in exchange for
      professional services                                    32,500           41,000
    Issuance of common stock in lieu of
      compensation                                            155,000              250
  (Increase) decrease in:
    Inventory                                                (236,388)               0
    Prepaid expenses                                           12,365          (12,365)
    Deferred registration costs                               (38,250)               0
    Deposits                                                    8,200          (75,230)
  Increase (decrease) in:
    Accounts payable                                          172,760           38,309
    Accrued expenses                                          245,708           20,823
    Customer deposits                                          11,060                0
    Income taxes payable                                            0              800

       Net cash used by operating activities                 (675,859)        (552,655)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property & equipment                           (254,468)         (65,600)
  (Increase) decrease in certificate of deposit               500,000         (500,000)
  Issuance of common stock                                          0          527,819
  Issuance of preferred stock                                 250,000                0

       Net cash provided (used) by investing activities       495,532          (37,781)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments on) short-term borrowings-
    contract payable                                           (8,542)           8,542
  Proceeds from (payments on) short-term borrowings-others    641,000           75,000
  Proceeds from (payments on) short-term borrowings-
    related party                                              50,000                0
  Proceeds from (payments on) short-term borrowings-officer    (5,879)               0
  Proceeds from (payments on) short-term borrowings-bank     (500,000)         500,000

       Net cash provided by financing activities              176,579          583,542

       Net decrease in cash                                    (3,748)          (6,894)

       Cash, beginning of period                               (6,894)               0

       Cash, end of period                                $   (10,642)       $  (6,894)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                  $    30,276        $   3,071

  Cash paid during the year for income taxes              $       800        $     800

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
  Conversion of loan payable to common stock and
  paid-in capital                                         $   380,000        $  25,000

  Dividend payable - preferred stockholder                $    13,487        $       0

                        See accompanying notes to financial statements

                OSO TECHNOLOGIES, INC.
            (A DEVELOPMENT STAGE COMPANY)
              (A CALIFORNIA CORPORATION)
             NOTES TO FINANCIAL STATEMENTS
          FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

(1) Description of Business:

Oso Technologies, Inc. (A Development Stage Company) (A California Corporation) was incorporated as Water and Ice Systems, Inc.on November 27, 1996, however, operations did not start until April 1, 1997. The Company changed its name from Water and Ice Systems, Inc. to its current name on February 11, 1998. The Company entered into an agreement with Franks Express, Inc. on May 7, 1999 to exchange shares of common stock in which Oso Technologies, Inc. will own 90% of the public company (Franks Express, Inc.) because under Rule 419 of the Securities Act of 1933, as amended, which rule requires that the shareholders of Frank's Express, Inc. reconfirm their investment after having received a full prospectus describing the target acquisition
company.   After the transaction is reconfirmed by the shareholders of
Frank's Express, Inc. and the transaction is closed, the name of the public company will be changed to Oso Technologies, Inc.

The deferred registration costs related to Oso Technologies, Inc. (A Development Stage Company) is estimated at $38,250 and will be applied to paid-in capital after the completion of the post effective amendment related to the purchase of the Company by Frank Express, Inc.

The Company engages in the business of marketing, manufacturing and selling water dispensers to water bottling and distribution companies worldwide. The Company plans to concentrate its sales efforts in the first few years with commercial distributors and then later in the residential market.

Activities from the date of inception to March 31, 1999 have been directed primarily to developing the five gallon and plumbed - in point of use water dispensers.

Since inception, Oso Technologies, Inc. (A Development Stage Company) has lost money from developing operations, and has incurred negative cash flows. The success of Oso Technologies, Inc.'s future operations will be dependent primarily upon the Company's ability to develop brand loyalty and receive the necessary equity funding to execute its business plan.

Reference is made to the risk factors discussed in this post effective amendment.


(2) Summary of significant accounting policies:

       Development Stage Company:
The Company is a development stage company as defined in Financial Accounting Standards Board Statement No. 7. It is concentrating substantially all of its efforts to establishing a business engaging in the design, manufacturing and sales of water dispensers to water bottlers and distributors.





See accompanying accountants' audit report

                               OSO TECHNOLOGIES, INC.
                           (A DEVELOPMENT STAGE COMPANY)
                             (A CALIFORNIA CORPORATION)
                            NOTES TO FINANCIAL STATEMENTS
                     FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

(2) Summary of significant accounting policies (cont'd):

Development Stage Company (cont'd):
Operating losses have created negative working capital and stockholders' deficit. The Company is currently negotiating with an investment banking firm to place approximately $900,000, net of fees, in preferred stock plus up to $1,000,000 credit enhancement line, which will be repaid from accounts receivable, an inventory line of credit when operations begin and an equipment line of credit. Without this equity and debt funding, the Company would find it difficult being a going concern. The financial statements have been prepared on a going concern basis.

Revenue Recognition:
The Company's primary source of revenue will be from water bottlers and distributors. Revenues are recognized as goods are shipped. The
Company recognizes revenue earned from distributors in accordance with its customer purchase orders.

Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:
Cash equivalents consist of money market funds or other highly liquid investments with original maturities of three months or less.

Property and equipment:
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of five years. Depreciation expense for the years ended March 31, 1999 and 1998, was $16,591 and none, respectively, and is included in the operating expenses in the accompanying statements of operations.

In accordance with Statements on Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs incurred in the process of creating software for internal use. The costs capitalized by the Company represent the payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project, to the extent of the time spent directly on the project. Capitalized software costs are amortized on a straight-line basis over an estimated useful life of two years. As of March 31, 1999, the adoption of this statement had no impact on the financial position or results of operations.





See accompanying accountants' audit report

              OSO TECHNOLOGIES, INC.
           (A DEVELOPMENT STAGE COMPANY)
              (A CALIFORNIA CORPORATION)
             NOTES TO FINANCIAL STATEMENTS
            FOR THE YEARS ENDED MARCH 31, 1999 AND 1998


(2) Summary of significant accounting policies (cont'd):

Accounting for long-lived assets:
The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS No. 121"). SFAS No. 121 establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management does not believe there is any impairment of the carrying value of its long-lived assets as of March 31, 1999.

Income taxes:
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

New accounting pronouncements:
In June 1997, the Financial Accounting Standards Board ("FASB")issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this statement has had no impact on the Company's results of operations, financial position or cash flows.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures About Segment of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for public business enterprises to report information about operating segments in annual financial statement and requires that those enterprises report selected information about the operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement has had no impact on the Company's results of operations, financial position or cash flows.



See accompanying accountants' audit report

                OSO TECHNOLOGIES, INC.
              (A CALIFORNIA CORPORATION)
             NOTES TO FINANCIAL STATEMENTS
          FOR THE YEARS ENDED MARCH 31, 1999 AND 1998


(2) Summary of significant accounting policies (cont'd):

New accounting pronouncements (cont'd):
In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded on other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material impact on the Company's results of operations, financial position or cash flows.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting the Costs of Start-Up Activities ("SOP 98-5") requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Management has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on the Company's results of operations, financial position or cash flows.

Fair value of financial instruments:
The carrying amounts of cash and equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these financial instruments.


(3) Basis of presentation and considerations related to continued existence:

The Company's financial statements have been presented on the basis it is a going concern which contemplates that the orders to ship approximately $345,000 in the June and July plus the preferred stock and credit enhancement financing arrangement will bring in enough revenue and profitability to regain financial liquidity in the fiscal year ending March 31, 2000. The preferred stock and credit enhancement transaction is subject to due diligence by the investment firm arranging the funding. The Company has raised since April 1, 1999 an additional $271,500 in common stock representing 174,300 shares issued.

(4) Certificate of deposit - pledged and related line of credit - bank:

The above deposit was pledged against a line of credit totaling
$500,000 during fiscal year ended March 31, 1998. The credit line was repaid in the first quarter of fiscal year ended March 31, 1999.


See accompanying accountants' audit report

                       OSO TECHNOLOGIES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                     (A CALIFORNIA CORPORATION)
                    NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

(4) Certificate of deposit - pledged and related line of credit - bank
(cont'd):

The Primary stockholder secured the line of credit loan with Sanwa Bank by granting a security interest in the certificate of deposit loan. This transaction was considered a capital contribution on behalf of the above stockholder.

(5) Inventory:

The inventory of $236,388 consists of raw materials and parts which will be used in the assembly of the finished product.

(6)  Property and equipment:

Property and equipment consist of the following:

                                                      March 31,
                                                 1999          1998
   Machinery and equipment                   $  64,608     $  26,755
   Computer equipment                           16,731         7,134
   Office equipment                             24,093        19,600
   Tooling                                       1,565             0
   Leasehold improvements                       12,907        12,111
                                             $ 119,904     $  65,600

Depreciation expense for Oso Technologies, Inc. (A Development Stage Company) (A California Corporation) was $16,591 and none for the years ended March 31, 1999 and 1998 respectively.

(7)  Construction in progress:

The breakout of the above consist of the following:

                                                      March 31,
                                                 1999          1998
   Tooling                                   $ 135,695     $        0
   Leasehold improvements                       64,469              0
                                             $ 200,164     $        0

The tooling is part of the process to make the product. The leasehold improvements were the costs of electrical and plumbing work to get the manufacturing facility ready for production.

(8)  Accrued expenses:

Accrued expenses consists of the following:

   Dividends payable  - preferred stock                    $  13,487
   Interest - loans payable                                   20,900
   Deferred registration cost payable                         38,250
   Wages                                                       8,262
   Payroll taxes                                              99,872
   Rent                                                       98,356
   Miscellaneous                                                 891
                                                           $ 280,018

See accompanying accountants' audit report

                    OSO TECHNOLOGIES, INC.
                  (A DEVELOPMENT STAGE COMPANY)
                   (A CALIFORNIA CORPORATION)
                  NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED MARCH 31, 1999 AND 1998


(9)  Loans payable - related party:

Loans payable is to a member of the Board of Directors and is payable no later than July 25, 1999, interest only is payable every month at 10%.


(10) Loans payable - others:

The loans payable others are loans made in fiscal year ended March 31, 1999 and 1998 from individuals. The above loans are payable upon demand, and bear interest at the rate of 10% per annum. If the Company receives additional funding, all of the loans payable may have to be subordinated until the new funding is repaid.

(11) Common and preferred stock:

       Common stock:
The authorized common stock is 10,000,000 shares at $.00001 par value. Common stock issued at the balance sheet dates are 4,187,500 and 1,762,500 at March 31, 1999 and 1998 respectively.

Preferred stock:
The authorized preferred stock is 10,000,000 shares. Issued and outstanding at March 31, 1999 is 1,250,000 preferred shares representing a $250,000 investment at 12% per annum dividend rate.

(12) Earnings per share:

The Company has computed net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding using the treasury-stock method.

                                                      March 31,
                                                 1999          1998
    Net income (loss)                       $(1,055,405)    $(566,242)

    Less preferred stock dividend               (13,487)            0

    Net income (loss) available for
    common shareholders - basic             $(1,068,892)    $(566,242)

    Weighted average common shares
    outstanding - basic                       2,975,000       881,250

See accompanying accountants' audit report

                     OSO TECHNOLOGIES, INC.
                 (A DEVELOPMENT STAGE COMPANY)
                  (A CALIFORNIA CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED MARCH 31, 1999 AND 1998


(13) Income tax expense:

The Company as a result of losses from operations has carry forwards of $566,242 and $1,055,405 maturing in fiscal year ending 2013 and 2014, respectively.

The only taxes required were for the State of California. There was no deferred tax asset recorded for timing differences.

(14) Year 2000 Contingency:

The Company is aware of the issue associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is reviewing both its information technology and its non-information technology systems to determine whether they are year 2000 complaint, and to date the Company has not identified any material systems, which are not year 2000 complaint. The Company has not made a material expenditure to address the year 2000 problem and at present does not anticipate that it will be required to make any such material expenditure in the future.

The Company has initiated formal communications with all significant suppliers and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate the year 2000 problem. Although the Company has received verbal assurances of year 2000 compliance from certain of such third parties, the Company has not yet received written assurances of year 2000 compliance from third parties with whom it has relationships. The Company believes its operations will not be significantly disrupted even if third parties with whom the Company has relationships are not year 2000 compliant.

In the event that the Company's suppliers are unable to provide sufficient quantities of materials or goods to the Company as a result of their failure to be year 2000 compliant, the Company believes that it can obtain adequate supplies of materials and goods at comparable prices from other sources.


See accompanying accountants' audit report

          OSO TECHNOLOGIES, INC.
       (A DEVELOPMENT STAGE COMPANY)
          (A CALIFORNIA CORPORATION)
       NOTES TO FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1999 AND 1998


 (15) Commitments:

The Company has operating leases minimum future payments under the rental lease for its head quarters and manufacturing facility for the years ending March 31, are:

2000                                              $ 124,212
2001                                                127,944
2002                                                131,784
2003                                                 90,940
                                                  $ 474,880
The above lease is a triple net lease.

(16) Subsequent events:

Equity transactions:
In the month of April and May 1999, the Company received cash totaling $271,500 for 174,300 of common stock shares issued.

The Company on May 7, 1999, entered into an agreement with Frank's Express, Inc. for a tax-free common stock exchange. The transaction is considered a purchase under accounting principles. There will be goodwill based on the estimated discounted cash flow of the next three years earnings and that value will appear in the combined pro forma financial statements of the two entities. The transaction requires the purchaser (Frank's Express, Inc.) to acquire all of the shares of common stock of Oso Technologies, Inc. shares outstanding in exchange for issuance to the common stock stockholders of the sellers (Oso Technologies, Inc.) and aggregate of 9,900,000 new shares of Frank's Express, Inc. After the transaction, Frank Express, Inc. will change its name to Oso Technologies, Inc. and the selling shareholders will own 9,900,000 shares of the 11,000,000 shares outstanding or 90% of Frank's Express, Inc. The transaction calls for receiving approximately $93,000 in cash and assuming $54,000 in related party transactions and other expenses of the primary shareholders of Frank's Express, Inc. In no event shall the liabilities assumed exceed $65,000.

The Company has entered into a term sheet for the sale of preferred stock where it will receive $900,000 net proceeds of a $1,000,000 funding for 1,000,000 shares of preferred stock. The dividend rate is 12% per annum and upon funding of the transaction the preferred stockholders will own 10% of the Company on a fully diluted basis. For each additional full year the money is not repaid, the preferred shareholders increase their ownership an additional 10%. After three years the preferred stockholders will have 30% total ownership of the Company which can be converted into common stock on a fully diluted basis.

The preferred stock financing group will receive warrants to purchase 500,000 shares of common stock at a strike price of $2 per share expiring three years from exercising this agreement.


See accompanying accountants' audit report

             OSO TECHNOLOGIES, INC.
          (A DEVELOPMENT STAGE COMPANY)
          (A CALIFORNIA CORPORATION)
          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEARS ENDED MARCH 31, 1999 AND 1998


(16) Subsequent events (cont'd):

The preferred shareholders will receive $5,000 in monthly management fees until the preferred stock financing is repaid. The shareholder will also have one board seat for each 10% ownership of the Company. Also the existing loan debt of individuals and related parties are subordinated until the financing is repaid. Furthermore, the preferred stock transaction calls for receiving warrants to purchase 300,000 common shares from the major stockholder and officer of the Company at a price $.10 per share expiring three years from the date of the agreement.

The entire preferred stock transaction is contingent upon the preferred stockholders group representatives due diligence after which the final terms and conditions will be finalized including the schedule for specific funding amounts and dates.

The Board of Directors approved in April, 1999, the hire of a director of national sales and marketing at a salary of $84,000 per year plus 100,000 shares vested in equal amounts over the first three year period of the employment.

The Board of Directors approved in April, 1999 options for 235,000 common stock shares to four shareholders at $.10 to $1.00 per share exercisable over a period not to exceed two years. These options were for investors of which 50,000 shares are for a board member and is considered a related party transaction.



See accompanying accountants' audit report

                 OSO TECHNOLOGIES, INC.
            (A DEVELOPMENT STAGE COMPANY)
            UNAUDITED PRO FORMA CONDENSED
                COMBINED FINANCIAL DATA



The following unaudited pro forma condensed combined balance sheet has been prepared to present the combined financial position of Oso
Technologies, Inc. (A Development Stage Company) and Frank's Express, Inc. as though the purchase transaction involving the exchange for common stocks had taken place on March 31, 1999. After the transaction, the name of the Company will be changed to Oso
Technologies, Inc. from Frank's Express, Inc.

The Company, Frank's Express, Inc., a blank check entity reporting under the Securities Act of 1934 as amended, entered into an agreement to acquire on May 7, 1999 subject to 80% shareholder approval of Frank's Express, Inc. common stock outstanding of Oso Technologies, Inc. issuing 9,900,000 shares of new common stock to Oso Technologies, Inc. shareholders. As a result of the above tax free transaction, Oso Technologies, Inc. will own 90% of the then outstanding common stock of Frank's Express, Inc. 11,000,000 common stock shares. The Pro forma balance sheet will include an estimate of the shareholder value of Oso Technologies, Inc. based on the discounted cash flow projection over the next three years and the Company's ability to receive adequate financing.

The purpose of the pro forma adjustments is to reflect the change in value and capitalization of the acquisition with appropriate changes in earnings per share.

The following unaudited, pro forma, condensed combined financial statements of operations for the twelve months ended March 31, 1999 had taken place as if the acquisition was completed on April 1, 1998.

The unaudited pro forma financial statements should be read in conjunction with financial statement and notes included elsewhere herein.

The following unaudited pro forma financial statements are necessary indicative of the results of combine operations that would have occurred had the acquired been effective April 1, 1998 or the future results of the combined companies. All material non-recurring charge are fully disclosed in the pro form financial statements.

                            OSO TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE COMPANY)
                     CONDENSED PRO FORMA BALANCE SHEET
                            MARCH 31, 1999
                             OMIT $(000)

                                      Pro Forma
                       Oso            Frank's        Adjustments       Pro Forma
                   Technologies       Express         DR       CR     As Adjusted
Assets:
  Current assets       $ 281           $ 98         $    0 (1)   54      $  325
  Property and
    equipment            303              0       (3)3,000 (4)  600       2,703
  Goodwill                 0              0       (3)2,000 (4)  200       1,800
  Other assets            67              0              0        0          67

        Total assets  $  651           $ 98         $5,000   $  854      $4,895

Liabilities:
  Current liabilities $  875           $ 54       (1)   54   $    0      $  875

Stockholders' equity:
  Preferred stock        250              0              0        0         250
  Common stock             0              5                (2)   50          55
  Paid-in capital      1,161             68       (2)1,161 (3)5,000       5,018
  Accumulated deficit                             (2)   50
    during the
    development stage (1,635)           (29)      (4)  800 (2)1,161      (1,303)

         Total          (224)            44              0        0       4,020
                      $  651           $ 98         $2,065   $6,211      $4,895

(1) The Company, Oso Technologies, Inc. (A Development Stage Company) has approximately $93,000 in escrow cash and estimated liabilities of $54,000 that will be assumed and paid off at the settlement date.

(2) As a result of the exchange of common stocks the common stock will be capitalized at 11,000,000 shares at $55,000 or par value of $.05 per share. Also as a result of the transaction, the paid-in capital and accumulated deficit during the development stage of Oso Technologies, Inc. is adjusted to reflect the purchase by Frank's Express, Inc.

(3)The value of the assets of Oso Technologies, Inc. based on a valuation on management's cash flow projections for the next three years assuming adequate financing and paying off all loan payables and preferred stock is estimated at $5,000,000; allocated 60% to the drawings for the proprietary tooling to make the product and 40% to goodwill based on cash flow projections.

(4) The tooling of $3,000,000 will be amortized over five years and the goodwill of $2,000,000 will be amortized over ten years. The annual amortization for the tooling and goodwill is $600,000 and $200,000 respectively.

                  OSO TECHNOLOGIES, INC.
                (A DEVELOPMENT STAGE COMPANY)
               PRO FORMA STATEMENT OF INCOME (LOSS)
                  YEAR ENDING MARCH 31, 1999
                           OMIT $(000)

                       Oso            Frank's         Pro Forma       Pro Forma
                   Technologies       Express        Adjustments     As Adjusted
Operating expenses   $(1,038)          $ (4)           $(1)(800)       $(1,842)

Interest expenses        (16)            (1)                  0            (17)

Loss before income
taxes                 (1,054)            (5)               (800)        (1,859)

Provision for taxes       (1)             0                   0             (1)

Net loss             $(1,055)          $ (5)           $   (800)       $(1,860)

Loss per share - Basic                                                 $  (.17)

Weighted number of shares outstanding - Basic                       11,000,000


Amortization of goodwill and tooling as a result of the assets values at the time of the purchase transactions of exchanging common stocks as described in previous sections of this post effective amendment.

                 PART II
         INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

 Section 7-3-101.5 of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents liabilities, damages, costs and expenses for which they are liabile in their Official Capacities (as defined by this statute) if they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant or was illegal. Article IX of Registrant's Articles of Incorporation limits the liability of directors to the fullest extent provided by Colorado law. Article V of the Registrant's Bylaws provides indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law. The Form of Selected Dealers Agreement attached hereto as
Exhibit 1.1 provides indemnification to officers and directors of the Registrant under certain conditions.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration Fee....................$30
Natioanl Association of
   Securities Dealers, Inc. Fee ....... 100
 State qualification expenses
   (including legal fees) ............. 500*
Printing expenses ..................... 300*
Legal fees and expenses .............25,000*
Auditors' fees and expenses ......... 2,500*
Transfer agent and registrar fees ... 1,200*
NASDAQ listing fee .................. 6,100*
Miscellaneous expenses ............  .. 270*
Total ...............................36,000 *
Estimated

Item 26. Recent Sales of Unregistered Securities. Not Applicable.

Item 27. Exhibits

Exhibit No.
1.1 Selected Dealers Agreement - incorporated by reference to Form SB-2
1.2 Escrow Agreement -incorporated by reference to Form SB-2
3.1 Restated and Amended Articles of Incorporation - incorporated by reference to Form SB-2
3.2 By-Laws - incorporated by reference to Form SB-2
3.3 Agreement Among Officers, Directors and 10% Shareholders - incorporated by reference to Form SB-2.
3.4  Agreement of Merger between the Company and OSO Technologies, Inc.
5.0 Opinion of David M. Summers, Esq. regarding legality - incorporated by reference to Form SB-2
23.1 Consent of John Holt Smith, Esquire
24   Consent of Oppenheim & Ostrick, Certified Public Accountants
99.1 Subscription Agreement- incorporated by reference to Form SB-2
99.2 Promissory Notes to Principal Shareholder - incorporated by reference to Form SB-2.
 99.3 Consulting Agreement and related Termination Agreement - incorporated by reference to Form SB-2.

Decription of Exhibits

1.1 Form of Selected Dealers Agreement
1.2 Form of Escrow Agreement
3.1 Restated and amended Articles of Incorporation
3.2 By-Laws
3.3 Agreement Among Officers, Directors and 10% Shareholders
3.4 Agreement of Merger between the Company and OSO Technolgoies, Inc.
5.1 Opinion of David M. Summers, Esq. regarding legality
23.1 Consent of David M. Summers, Esq.
23.2 Consent of Janet Loss, C.P.A., P.C.
27   Financial Data Schedule
99.1 Subscription Agreement
99.2 Promissory Notes to Principal Shareholder
99.3 Consulting Agreement and related Termination Agreement

Item 28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under the Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) File, during any period in which the Company offers or sells securities, a post-effective amendment to the registration statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act. (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii)Include any additional or changed material information on the plan of distribution.

(3) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time it was declared effective. (

6) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bonafied offering of those securities.

                           SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 7 to its Registration Statement to be signed on its behalf of the undersigned, in the City of Englewood, State of Colorado, on July 21, 1999.

Franks' Express, Inc.

By/Charles Burton Charles Burton, President

In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Form SB-2 Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Date: July 21, 1999

/s/Charles Burton Charles Burton, President, Chief Executive Officer, Principal Financial Officer and Director

Date: July 21, 1999

/s/Roger D. Jones Roger D. Jones, Secretary and Director

Date: July 21, 1999

/s/Sandra S. Steinberg Sandra S. Steinberg, Treasurer, Principal
Accounting Officer and Director